UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Avis Budget Group, Inc.
(Name of Registrant as Specified In Its Charter)

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March 26, 2020

Dear Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Avis Budget Group, Inc., which will be held at the Hilton Parsippany, 1 Hilton Court, Parsippany, New Jersey, 07054 on May 7, 2020, at 9:00 a.m. Eastern Time. We look forward to greeting as many of our shareholders as possible.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement that follows this letter describes the business to be conducted at the Annual Meeting and provides other information concerning our Company of which you should be aware when you vote your shares.

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide proxy materials to shareholders for the Annual Meeting this year using full set delivery option. This means that all shareholders will receive by mail the Proxy Statement, proxy card and 2019 Annual Report on Form 10-K.

We look forward to greeting personally those shareholders who are able to be present at the Annual Meeting. However, regardless of whether you plan to be with us at the Annual Meeting, it is important that your shares be represented and voted at the meeting. Your vote is important to us.

On behalf of the Board of Directors and the employees of Avis Budget Group, Inc., we would like to thank you for being a shareholder and express our appreciation for your ongoing support of our Company.

Sincerely,

Bernardo Hees

Chairman of the Board

Joseph A. Ferraro

Interim President and Chief Executive Officer

Notice of 2020 Annual Meeting of Shareholders

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Avis Budget Group, Inc. (the “Company”) will be held on Thursday, May 7, 2020, at 9:00 a.m. Eastern Time, at the Hilton Parsippany, 1 Hilton Court, Parsippany, New Jersey, 07054 (the “Meeting”), to consider and vote upon the following matters:

1.   To elect as directors the seven nominees named in the accompanying proxy statement for a one-year term expiring in 2021 and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

2.   To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2020.

3.   To provide advisory approval of the compensation of our named executive officers.

4.   To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 25, 2020 as the record date for the Meeting. Only shareholders of record at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A list of shareholders entitled to vote at the Meeting will be available for examination by any shareholder, for any purpose germane to the Meeting, at the Meeting and for ten days prior to the Meeting during ordinary business hours at 6 Sylvan Way, Parsippany, New Jersey 07054, the Company’s principal place of business.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on May 7, 2020:
The Company’s Proxy Statement on Schedule 14A,
form of proxy card and 2019 Annual Report on Form 10-K
are available at
 www.edocumentview.com/CAR

We are making the Proxy Statement and the form of proxy card first available on or about March 26, 2020.

We intend to hold the Meeting in person. However, we are actively monitoring the coronavirus (COVID-19) situation and are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state and local governments may impose. In the event it is not possible or advisable to hold the Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance by issuing a press release and filing such press release as definitive additional soliciting material with the Securities and Exchange Commission.

By Order of the Board of Directors

Jean M. Sera

Senior Vice President & Corporate Secretary

Dated: March 26, 2020

Proxy Statement

2020 Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement, including under “Executive Compensation,” which includes a definition and reconciliation of Adjusted EBITDA. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

•	Date and Time	May 7, 2020 at 9:00 a.m. Eastern Time
•	Place	The Hilton Parsippany
1 Hilton Court
Parsippany, New Jersey 07054
•	Record Date	March 25, 2020

Voting Matters and Voting Recommendations

Voting Matters	Proposal No.	Our Board’s Voting Recommendation
Election of Directors (page 7)	1	FOR ALL NOMINEES
Ratification of Appointment of Auditors (pages 47 – 48)	2	FOR
Advisory Approval of the Compensation of our Named Executive Officers (page 49)	3	FOR

Corporate Governance Highlights

•     More than 85% of director nominees are independent

•     Independent Chairman of the Board

•     All members of Compensation, Corporate Governance and Audit Committees are independent

•     Annual election of all directors

•     Majority voting (of votes cast) with a director resignation policy for directors in uncontested elections

•     Robust executive and director stock ownership guidelines

•     Each incumbent director nominee attended at least 75% of Board and Committee meetings held in 2019

•     Policy requiring annual performance evaluation of the Board

Company Performance

We had a successful 2019, achieving revenue of $9.2 billion, an increase of 1% compared to 2018. Our net income was $302 million, and our Adjusted EBITDA was $788 million, also an increase of 1% compared to 2018. Our financial results reflect Adjusted EBITDA growth for the Americas region of 17%, and an Adjusted EBITDA decline of 29% for the International region, in each case as compared to 2018. In 2019, we again returned capital to our shareholders through the repurchase of 2.25 million shares, and our closing stock price on December 31, 2019 of $32.24 reflected an increase of 43% compared to our closing stock price on December 31, 2018.

As a result of travel and other restrictions that have been implemented throughout most of the world due to the coronavirus, our business is being significantly impacted. For a business update and actions we are taking in response to impacts from the coronavirus, please see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on March 23, 2020.

2019 Management Changes

The Company experienced a number of executive management changes in 2019:

•     In March, the Company appointed John North as its Chief Financial Officer. In addition to deep financial expertise, Mr. North also has experience in retail vehicle sales, which is a strategic initiative for the Company.

•     In June, the Company appointed Keith Rankin as its new President, International. Mr. Rankin has deep expertise in the vehicle rental industry, having had a long career with our licensee partner, Barloworld, in South Africa, where he was the Chief Executive Officer of Barloworld’s automotive division.

•     Larry De Shon, the Company’s former Chief Executive Officer, resigned from the Company and the Board effective December 31, 2019. Joe Ferraro, our President, Americas for 2019, assumed the role of Interim Chief Executive Officer on January 1, 2020.

Compensation for our Named Executive Officers

Setting 2019 Regular Compensation and Performance Metrics

For 2019, the Compensation Committee considered 2018 financial performance, market conditions and other factors, and approved base salaries and annual and long-term incentive target opportunities for the Company’s Named Executive Officers (“NEOs”) who were employed for full year 2019, reflecting increases generally aligned with past practice. Consistent with prior years, more than 50% of CEO pay opportunity, at target, was performance-based, excluding amounts contained in the Summary Compensation Table under “All Other Compensation.” In 2019, the Compensation Committee approved performance metrics for the annual and long-term incentive programs, consistent with the 2018 programs, given that changes had been made to both programs in 2018.

Alignment of Incentive Compensation with Performance

Our history of pay-for-performance alignment was evident in the compensation paid to our NEOs for 2019. Based on 2019 financial and individual performance, the annual incentive program indicated payouts ranging from 40% of target for our President, International and 141% of target for our President, Americas. Our President, International elected to forfeit his payment under the program and therefore actual annual incentive payments ranged from 0% to 141%. As a result of our three-year cumulative financial results, performance-based restricted stock unit awards (“PSUs”) granted in 2016 did not vest in 2019 and were forfeited without payout. The PSUs granted in 2017 to our then-NEOs also did not vest in 2020 and were also forfeited without payout.

A discussion of pay decisions related to the 2019 management changes described above can be found in the “Compensation Discussion and Analysis.”

Third Amended and Restated Cooperation Agreement

On February 23, 2020, the Company entered into a Third Amended and Restated Cooperation Agreement (the “Third A&R Cooperation Agreement”) with SRS Investment Management, LLC and certain of its affiliates (collectively, “SRS”), the Company’s largest shareholder, regarding the membership and composition of the Board and related matters. Additional information regarding the Third A&R Cooperation Agreement can be found under “Proposals to Be Voted on at Meeting; Proposal No. 1.”

About the Annual Meeting

Why am I receiving these proxy materials?

The Board of Directors (the “Board”) of Avis Budget Group, Inc. (the “Company” or “Avis Budget”) is soliciting your vote at the 2020 Annual Meeting of Shareholders, and any adjournment or postponement thereof (the “Meeting”), to be held on May 7, 2020 at 9:00 a.m. Eastern Time, at the Hilton Parsippany, 1 Hilton Court, Parsippany, New Jersey, 07054, for the purposes set forth in this Proxy Statement.

When and where will the Meeting be held?

The Meeting is scheduled to be held at 9:00 a.m. Eastern Time, on May 7, 2020, at the Hilton Parsippany, 1 Hilton Court, Parsippany, New Jersey, 07054.

What items will I be voting on and what are the Board’s voting recommendations?

Proposal	Board’s Voting Recommendation
No. 1: Election of Directors (see page 7)	FOR ALL NOMINEES
No. 2: Ratification of Appointment of Auditors (see pages 47 – 48)	FOR
No. 3: Advisory Approval of the Compensation of our Named Executive Officers (see page 49)	FOR

Could other matters be decided at the Meeting?

The Board is not aware of any other matters to be brought before the Meeting. However, if any other matters properly come before the Meeting, the individuals named as proxies, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

How many votes do I have?

You will have one vote for every share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), you owned as of the close of business on March 25, 2020 (the “Record Date”).

How many votes can be cast by all shareholders?

69,542,574 votes, consisting of one vote for each share of Common Stock outstanding on the Record Date. There is no cumulative voting, and the holders of the Common Stock vote together as a single class.

How many votes must be present to hold the Meeting?

One-third of the outstanding shares of Common Stock entitled to vote at the Meeting, or 23,180,858 votes, must be present, in person or by proxy, to constitute a quorum at the Meeting. Abstentions and broker non-votes, if any, will be counted for the purpose of determining whether a quorum is present.

How many votes are required to elect directors and adopt the other proposals?

Proposal	Vote Requirement	Impact of Abstentions
No. 1: Election of Directors

•    Uncontested Election (applies to the Meeting): Directors are elected by a majority of votes cast (number of votes cast “for” each nominee must exceed the number of votes cast “against” that nominee)

•    Contested Election: Directors are elected by a plurality of shares present, in person or by proxy, and entitled to vote

Will have no effect on the outcome
No. 2: Ratification of Appointment of Auditors	Majority of shares present, in person or by proxy, and entitled to vote	Counted and will have the same effect as a vote against such proposal
No. 3: Advisory Approval of the Compensation of our Named Executive Officers	Majority of shares present, in person or by proxy, and entitled to vote	Counted and will have the same effect as a vote against such proposal

Under the Company’s Amended and Restated By-laws (the “By-laws”), each incumbent director is required to submit a contingent, irrevocable resignation that the Board of Directors may accept if the director fails to receive the required vote for election or re-election in an uncontested election. The Corporate Governance Committee is required to make a recommendation to the Board as to the action to be taken with respect to the tendered resignation. The Board is required to act on the resignation within 90 days of the date of certification of election results.

If for some reason any director nominee is unable to serve, or for good cause will not serve if elected, the persons named as proxies may vote for a substitute nominee recommended by the Board and, unless you indicate otherwise on the proxy card, your shares will be voted in favor of the remaining nominees. If any substitute nominees are designated prior to the Meeting, the Company will file an amended proxy statement, that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominee as required by the rules of the SEC. Alternatively, the Board may reduce the number of directors in accordance with the Company’s Amended and Restated Certificate of Incorporation and the By-laws, subject to the terms of the Third A&R Cooperation Agreement.

Pursuant to the By-laws, written notice by shareholders of qualifying nominations for election to the Board must have been received by our Secretary by February 22, 2020.

What is a broker non-vote?

A broker non-vote occurs when a broker does not have discretion to vote on a particular proposal and the broker has not received instructions from the beneficial owner of the shares of common stock as to how to vote on such proposal. If you hold your shares of Common Stock in “street name” and do not provide voting instructions to your broker within the required time frame before the Meeting, your shares of Common Stock will not be voted by the broker for Proposal Nos. 1, or 3, but the broker will have the discretion to vote your shares of Common Stock on Proposal No. 2. As a result, broker non-votes will have no effect on the outcome of Proposal Nos. 1 or 3.

How do I vote?

You should submit your proxy card or voting instruction form as soon as possible. The proxy materials include a proxy card for registered stockholders (that is, if you hold your stock directly in your name through our transfer agent), or a vote instruction form for beneficial owners (if your shares are held in “street name,” such as in a stock brokerage account or through a bank or other nominee). Whether you are a registered stockholder or hold any of your shares in “street name,” you may vote in the following ways:

By Phone	By Internet
Vote by dialing the number on the proxy card/voting instruction form and following the easy voice prompts	Follow the instructions included on the proxy card/voting instruction form
By Mail	In Person
Vote by marking, signing and dating the proxy card/voting instruction form and returning it promptly in the envelope provided	Attend the Meeting and vote in person. If you hold any shares in “street name,” you may not vote in person unless you bring with you a legal proxy from the organization that holds your shares

The deadline for voting by telephone or by Internet will vary depending upon how you vote your shares—please follow the instructions shown on your proxy card/voting instruction form. If you are not the shareholder of record, please refer to the voting instructions provided by your bank, broker or other nominee to direct it how to vote your shares. Your vote is important.

Certain of our shareholders hold their shares in more than one account and may receive separate proxy cards/voting instruction forms for each of those accounts. To ensure that all of your shares are represented at the Meeting, we recommend that you follow the instructions included on each proxy card/voting instruction form you receive.

Can I change my vote?

Yes. You may revoke your proxy at any time prior to the voting at the Meeting if, in accordance with the voting procedures described above, you:

•     vote again (including by phone or Internet by the applicable deadline); or

•     complete, sign, date and return a new proxy card or voting instruction form with a later date; or

•     give timely written notice of such revocation to our Corporate Secretary at 6 Sylvan Way, Parsippany, N.J. 07054; or

•     attend the Meeting and vote in person.

If your shares are held in “street name” (i.e., the shares are held of record by a broker, bank or other nominee) and you wish to revoke a proxy, you should contact your bank, broker or nominee and follow its procedures for changing your voting instructions. You also may vote in person at the Meeting if you obtain a legal proxy from your bank, broker or other nominee.

Only the latest validly executed proxy that you submit will be counted.

What if I do not vote with respect to some of the proposals?

Shares of Common Stock represented by proxies received by the Company (whether through the return of a proxy card or voting instruction form) that do not contain voting instructions (or if you vote by telephone or electronically via the Internet without indicating how you want to vote) will be voted in accordance with the recommendations of the Board, including:

•     “FOR ALL” of the nominees recommended by the Board (Proposal No. 1);

•     “FOR” the ratification of the appointment of auditors (Proposal No. 2); and

•     “FOR” the proposal regarding advisory approval of the compensation of our named executive officers (Proposal No. 3).

How do participants in savings plans vote?

If you hold shares of Common Stock in the “Avis Budget Group, Inc. Employee Savings Plan” or the “AB Car Rental Services Retirement Savings Plan for Bargaining Hourly Employees” (collectively, the “Savings Plans”), you will receive a proxy card that covers shares of Common Stock held for you in the Savings Plans. In accordance with the provisions of the Savings Plans, the respective trustees will vote your shares of Common Stock as you have directed. To the extent such instructions are not received prior to noon Eastern Time on April 30, 2020, the trustees of the Savings Plans will vote the shares of Common Stock with respect to which they have not received instructions proportionately in accordance with the shares of Common Stock for which they have received instructions. Instructions given with respect to shares of Common Stock in accounts of the Savings Plans may be changed or revoked only in writing, and no such instructions may be revoked after noon Eastern Time on April 30, 2020. Participants in the Savings Plans are not entitled to vote in person at the Meeting.

How do participants in the Avis Budget Group, Inc. Employee Stock Purchase Plan (“ESPP”) vote?

If you hold shares of Common Stock in the ESPP, you will receive a proxy card that covers shares of Common Stock held for you in the ESPP. In accordance with the provisions of the ESPP, the plan administrator will vote your shares of Common Stock as you have directed. To the extent such instructions are not received prior to noon Eastern Time on April 30, 2020, the plan administrator will not vote your shares.

Do I need a ticket to attend the Meeting?

Yes. Admission will be by ticket only. Admission to the Meeting will be expedited if tickets are obtained in advance.

•     Registered shareholders: Bring the bottom portion of the proxy card enclosed with this Proxy Statement as your Meeting ticket. Notices will not be accepted as a Meeting ticket.

•     Beneficial owners: If you own shares of Common Stock through an intermediary, such as a bank or broker, request tickets in writing from the Corporate Secretary at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, N.J. 07054. Please include proof of ownership, such as a bank or brokerage firm account statement or letter from the broker, trustee, bank or nominee holding your stock, confirming beneficial ownership as of the Record Date.

•     Shareholders without advance tickets: Shareholders who do not obtain tickets in advance may obtain tickets on the Meeting date at the registration desk upon verifying their stock ownership as of the Record Date.

Attendance at the Meeting will be limited to shareholders as of the Record Date, their authorized representatives and guests of the Company. Tickets may be issued to others at the discretion of the Company. In accordance with the Company’s security procedures, all persons attending the Meeting must present picture identification along with their admission ticket or proof of beneficial ownership in order to gain admission. Cameras and recording devices will not be permitted at the Meeting.

How can I find the voting results of the Annual Meeting?

Voting results will be tallied by the inspector of election. The Company will report the results in a Current Report on Form 8-K, to be filed with the SEC within four business days following the Meeting.

How can I access the Company’s proxy materials and annual report electronically?

This Proxy Statement and the Company’s 2019 Annual Report may be viewed online at edocumentview.com/CAR. If you are a shareholder of record, you can elect to receive future annual reports and proxy statements electronically by enrolling at envisionreports.com/CAR. If you choose this option, you will receive a proxy form in April 2021 listing the website locations where proxy materials will be posted, and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your shares of Common Stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

How does a shareholder nominate someone to be a director?

Director nominations may be made by a shareholder so long as the qualifying shareholder follows the procedures outlined in the By-laws. Pursuant to the By-laws, for a nomination to be made by a shareholder, such shareholder must have given the proper notice within the specific time limits set forth in the relevant provision therein. For the 2021 annual meeting, the Company must receive this notice on or before February 6, 2021. Such notice and nomination should be submitted in writing to the Corporate Secretary of the Company and should include the information required for shareholder nominations set forth in the By-laws.

A copy of the full text of the provision of the By-laws describing the procedure for shareholder nominations may be accessed in the “Investor Relations-Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com. Nothing contained in any section of the Company’s website is incorporated by reference into this Proxy Statement.

Proposals to Be Voted on at Meeting
Proposal No. 1

Election of Directors

The Board of Directors (the “Board”) has nominated Brian Choi, Bernardo Hees, Lynn Krominga, Glenn Lurie, Jagdeep Pahwa, Karthik Sarma and Carl Sparks to be elected at the 2020 Annual Meeting of Shareholders (the “Meeting”) to serve as directors for a one-year term ending at the 2021 annual meeting of shareholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. In approving such nomination, a majority of the Board voted in favor of such nomination while Leonard S. Coleman, Mary C. Choksi, F. Robert Salerno, Francis J. Shammo, and Jeffrey H. Fox voted against such nomination with Mr. Fox stating he believed the slate of nominees did not include an adequate number of independent nominees. For certain information regarding each nominee, see “Board of Directors—Biographical Information for Nominees” below.

Third Amended and Restated Cooperation Agreement

On February 23, 2020, the Company entered into a Third Amended and Restated Cooperation Agreement (the “Third A&R Cooperation Agreement”) with SRS Investment Management, LLC and certain of its affiliates (collectively, “SRS”), the Company’s largest shareholder, regarding the membership and composition of the Board and related matters. Pursuant to the Third A&R Cooperation Agreement, SRS is entitled to designate three persons to serve as members of the Board, and the Company agreed to nominate (i) Messrs. Choi, Pahwa and Sarma (collectively, the “Applicable Directors”), and (ii) Messrs. Hees, Lurie and Sparks, and Ms. Krominga for election to the Board at the Meeting.

The Third A&R Cooperation Agreement further provides that (i) the Board will appoint an additional independent director who is not a former or current employee of, or advisor or consultant to, SRS or an affiliate of SRS, no later than 90 days after the Meeting and (ii) upon the selection by the Board of a Chief Executive Officer on a non-interim basis, the Chief Executive Officer will also be appointed to the Board; provided, that if the Chief Executive Officer is already a director of the Company, the Board will appoint another independent director who is not a former or current employee of, or advisor or consultant to, SRS or an affiliate of SRS, no later than 90 days after the selection of the Chief Executive Officer.

Under the terms of the Third A&R Cooperation Agreement, the size of each of the Corporate Governance Committee and the Compensation Committee will be set at three members, all of whom must qualify as independent pursuant to the applicable stock exchange listing requirements (unless otherwise permitted by such stock exchange requirements). The Third A&R Cooperation Agreement also provides that (i) SRS will be entitled to appoint one Applicable Director to each of the Corporate Governance Committee and the Compensation Committee, (ii) the Applicable Director appointed by SRS to the Compensation Committee will serve as the Chair of such committee, and (iii) SRS will be entitled to designate an Applicable Director to serve as the Vice Chairman of the Board. The parties have further agreed that (x) Mr. Choi will serve as the Chair of the Compensation Committee and as a member of the Corporate Governance Committee and (y) Mr. Pahwa will serve as the Vice Chairman of the Board.

For a further description of the terms of the Third A&R Cooperation Agreement, including a copy of the Third A&R Cooperation Agreement, please see our Current Report on From 8-K filed by the Company with the SEC on February 24, 2020.

Biographical Information for Nominees

The following material contains information concerning the Board’s nominees, including their period of service as a director, their recent employment, other directorships, including those held during the past five years with a public company or registered investment company, and age as of the Meeting.

BERNARDO HEES

Chairman of the Board

Standing Board Committees: Executive (Chair)

Mr. Hees, age 50, has been a director since February 2020. Previously, Mr. Hees served as Chief Executive Officer of The Kraft Heinz Company from 2015 to June 2019. He served as Chief Executive Officer of H.J. Heinz Holding Corporation since 2013. From 2010 to 2013 Mr. Hees served as Chief Executive Officer of Burger King Worldwide Holdings, Inc., a global fast food restaurant chain. From 2005 to 2010 he was Chief Executive Officer of América Latina Logística, a Brazilian logistics company. Mr. Hees was also a partner at 3G Capital from 2010 to 2019. Mr. Hees is also a director of Bunge Limited, which files reports pursuant to the Exchange Act.

Specific Qualifications, Attributes, Skills and Experience:

•    Chief Executive Officer experience

•    Public company board experience

•    International experience

•    Diverse personal background

BRIAN J. CHOI

Standing Board Committees: Compensation (Chair), Corporate Governance

Mr. Choi, age 37, has been a director since January 2016. Mr. Choi is a partner at SRS Investment Management, LLC and certain of its affiliates and has served in various roles at SRS since October 2008. Previously, Mr. Choi worked at Metalmark Capital from 2007 to 2008 and he also served as an analyst in the Leveraged Finance Group at Lehman Brothers from 2005 to 2007. Mr. Choi was initially appointed to the Board pursuant to the terms of a cooperation agreement between the Company and SRS Investment Management, LLC and certain of its affiliates.

Specific Qualifications, Attributes, Skills and Experience:

•    Financial expertise

•    Industry expertise

•    Diverse personal background

LYNN KROMINGA

Standing Board Committees: Audit (Interim Chair), Corporate Governance (Chair)

Ms. Krominga, age 69, has been a director since October 2006. Ms. Krominga is an attorney, management consultant and former senior executive of global businesses. Ms. Krominga has served on the boards of directors of public, private and not-for-profit companies, as well as advisory boards of start-up and early stage technology and personal care businesses in the U.S. and abroad. Since 1999, she has been a consultant to private equity, venture capital, hedge funds and angel investors, in which capacity she served in a number of operating and board roles, including Chief Executive Officer of Fashion Wire Daily, Inc.; director and audit committee member of AHAVA Dead Sea Laboratories, Ltd. (a global cosmeceuticals business); advisor to London-based Apax Partners for acquisitions in Israel and the United States; director of StructuredWeb, Inc; board of advisors of Makeover Studios, Inc.; General Manager-North America of Electric Fuel, Inc. (an early stage fuel cell-based technology business); and Internet Consultant for private websites in the U.S. and Europe. From 2007 until January 2013, Ms. Krominga served as a director of Sunrise Senior Living, Inc., one of the world’s largest assisted living companies, with operations in the U.S., Canada, the U.K. and Germany. From March through November 2008, she served as Chairman of the Board of Sunrise Senior Living and as Lead Director thereafter until January 2013 (when the company was sold). She also served as Chairman of the Compensation Committee (2008-2011), and as a member of the Audit, Compensation and Governance Committees from 2007-2013. Ms. Krominga is the former President of the Revlon and Coleman Worldwide Licensing Divisions, and previously served as General Counsel and International Counsel for Revlon’s global operations. Prior to joining Revlon, she was Senior Counsel at American Express Company and an associate at Cleary, Gottlieb, Steen & Hamilton.

Specific Qualifications, Attributes, Skills and Experience:

•    Significant legal, governance, licensing, technology and regulatory expertise

•    International experience

•    Executive management experience and financial expertise

•    Diverse personal background

GLENN LURIE

Standing Board Committees: Audit

Mr. Lurie, age 54, has been a director since May 2018. Mr. Lurie has been President and Chief Executive Officer of Synchronoss Technologies, Inc. since November 2017. Prior to joining Synchronoss, Mr. Lurie was employed by AT&T for 27 years and was President and Chief Executive Officer of AT&T Mobility and Consumer Operations when he retired in September of 2017. Mr. Lurie helped usher in the smartphone era by leading negotiations for AT&T with Apple for the first iPhone and then for the first iPad. He built three groundbreaking businesses at AT&T: IoT (Internet of Things) business – bringing wireless connectivity to tablets, cars, connected cities and consumer electronics; Digital Life – AT&T’s home automation and security business; and the launch of Aio Wireless – now Cricket Wireless, the company’s industry-leading prepaid flanker brand. At AT&T, Mr. Lurie served in a variety of leadership roles, including as President and Chief Executive Officer of Mobility and Consumer Operations from 2016 to 2017, President and Chief Executive Officer of AT&T Mobility from 2014 to 2016, President of Emerging Enterprises and Partnerships Organization from 2011 to 2014 and President of Emerging Devices Organization (now IoT Organization) from 2008 to 2011. Mr. Lurie is also a director of Synchronoss, which files reports pursuant to the Exchange Act. Mr. Lurie also serves as a director of Pivotal Commware, Inc., which develops communications platforms, systems and applications.

Specific Qualifications, Attributes, Skills and Experience:

•    Chief Executive Officer experience

•    Technology, operations, strategy, and business development experience

•    Public company board experience

JAGDEEP PAHWA

Vice Chairman of the Board

Standing Board Committees: Executive

Mr. Pahwa, age 46, has been a director since April 2018. Mr. Pahwa has been the President of SRS Investment Management, LLC since 2017 and has led SRS’s private equity business since 2006. Previously, Mr. Pahwa worked at McKinsey & Company in the U.S. and India, where he led client engagements in the telecom, technology and real estate sectors. Prior thereto, Mr. Pahwa worked in the Mergers & Acquisitions group of Lehman Brothers in New York. Mr. Pahwa was initially appointed to the Board pursuant to the terms of a cooperation agreement between the Company and SRS Investment Management, LLC and certain of its affiliates.

Specific Qualifications, Attributes, Skills and Experience:

•    Financial and investment expertise

•    Advisory experience in business strategy and growth

•    Broad international experience and understanding of the technology sector

•    Diverse personal background

KARTHIK SARMA

Mr. Sarma, age 45, is the Portfolio Manager at SRS Investment Management, LLC, which he founded in 2006. Prior to founding SRS, Mr. Sarma was a Managing Director at Tiger Global Management, LLC, which he joined within a few months of its launch in 2001. Prior to joining Tiger Global, Mr. Sarma worked as a consultant at McKinsey & Company in its New York office. Mr. Sarma is being nominated to the Board pursuant to the terms of a cooperation agreement between the Company and SRS Investment Management, LLC and certain of its affiliates.

Specific Qualifications, Attributes, Skills and Experience:

•    Experience in the technology sector

•    Financial and investment expertise

•    Experience providing strategic and operational advice

CARL SPARKS

Standing Board Committees: Audit

Mr. Sparks, age 52, has been a director since April 2018. Mr. Sparks was the Chief Executive Officer and a director of Academic Partnerships, an online service provider for higher education, from 2016 to 2017. From 2011 to 2014, Mr. Sparks was the Chief Executive Officer of Travelocity Global. Mr. Sparks was also employed by Gilt Groupe, serving as its Chief Marketing Officer in 2009 and its President from 2010 to 2011. Prior to joining Gilt Groupe, Mr. Sparks served in a variety of leadership roles at Expedia Inc. from 2004 to 2009, including as Senior Vice President, Marketing and Retail Operations at Hotels. com from 2004 to 2006, Chief Marketing Officer at Expedia.com from 2006 to 2007, and General Manager at Hotels.com USA, Latin America & Canada from 2008 to 2009. Earlier, Mr. Sparks served as Vice President of Direct Business and Brand at Capital One Financial Corp., and also served in senior marketing and strategy roles at Guinness & Co., PepsiCo Inc., and The Boston Consulting Group. Mr. Sparks is a director of Dunkin’ Brands Group, Inc., which files reports pursuant to the Exchange Act. Mr. Sparks previously served on the board of Vonage Holdings Corp., which files reports pursuant to the Exchange Act. Mr. Sparks is also currently serving as a director of ActionIQ, Inc., an enterprise software company; Blue Nile, an online jewelry retailer; and Lucid, LLC, a market research company. Mr. Sparks was initially appointed to the Board pursuant to the terms of a cooperation agreement between the Company and SRS Investment Management, LLC and certain of its affiliates.

Specific Qualifications, Attributes, Skills and Experience:

•    Chief Executive Officer and Chief Marketing Officer experience

•    Technology, operations, strategy, marketing and business development experience

•    Public company board experience

Director Nomination Process

For additional information regarding the director nomination process, please see the section titled “Director Nomination Procedures” on page 14 of this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” OF THE NOMINEES.

Corporate Governance

Functions and Meetings of the Board of Directors

The Company’s corporate governance guidelines, director independence criteria, committee charters, codes of conduct and other documents setting forth the Company’s corporate governance practices can be accessed in the “Investor Relations-Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com.

Director Independence

To determine director independence, our Board of Directors reviews commercial and charitable relationships of each director to evaluate such director’s independence in accordance with the listing standards of the NASDAQ Stock Market LLC (“NASDAQ”) and pursuant to our own director independence criteria, which can be accessed on our website at www.avisbudgetgroup.com. In conducting its review, the Board of Directors considers a number of factors, including the director’s and his or her family members’ relationships with the Company and its subsidiaries, affiliates, executive officers and auditors and his or her relationships with foundations, universities and other non-profit organizations to which the Company has made a certain level of contributions during the past three years. Six of the seven nominee directors are independent in accordance with NASDAQ corporate governance listing standards and our own director independence criteria.

Independent Nominees

Each of the following nominees is independent under applicable director independence standards.

Brian Choi	Glenn Lurie
Bernardo Hees	Karthik Sarma
Lynn Krominga	Carl Sparks

In addition, all of the directors currently serving on our Corporate Governance Committee, Compensation Committee, and Audit Committee are independent based upon NASDAQ corporate governance listing standards and our own director independence criteria.

Board Leadership Structure

Our current Board leadership structure consists of:

•    Independent Chairman of the Board: Bernardo Hees; and

•    Fully independent Compensation, Corporate Governance and Audit Committees.

The Board of Directors, which is comprised of individuals who have extensive experience with board processes, has determined that the current leadership structure, as described above, best serves the Company and its shareholders.

The roles of Chief Executive Officer and Chairman were separated in 2015, and an independent Chairman has been appointed since May 2018. However, the Board does not currently have a requirement that the roles of Chief Executive Officer and Chairman of the Board be separated, or if separated that the Chairman be independent. The Board believes it is in the best interest of our Company to make the determination based on the position and direction of our Company and the constitution of the Board and management team from time to time.

Risk Management and Risk Assessment

Management is responsible for assessing risk and for day-to-day risk management activities. The Board executes its oversight responsibility for risk assessment and risk management, acting directly and through its Committees, as follows:

Board/Committee	Responsibility/Role
Audit Committee

•     Assists in the Board’s oversight of the Company’s:

► major financial risk exposures and the steps management has undertaken to control such risks;

► risks associated with information technology and cybersecurity; and

► compliance with legal and regulatory requirements.

Compensation Committee	• Oversees risks associated with our compensation policies and practices with respect to executive compensation.
Corporate Governance Committee	• Oversees risks associated with corporate governance.
Full Board

•    Receives reports from the Committees at every regular Board meeting.

•    Considers specific risk topics.

•    Receives regular reports from members of senior management that include discussion of the risks and exposures involved in their respective areas of responsibility. Such reports are provided in connection with and discussed at Board meetings.

Management annually reviews the Company’s compensation policies and practices for employees generally as they relate to risk management. As part of this process, management reviews the Company’s incentive compensation programs applicable to all employees with the Compensation Committee and the compensation consultant engaged by the Compensation Committee to determine whether such programs create incentives that might motivate inappropriate or excessive risk-taking. In the course of such review, mitigating features of the Company’s incentive compensation programs are considered, including: (1) the Company’s recoupment policies; (2) that virtually all of the Company’s annual incentive programs allow for “downward discretion,” which permits the Company to reduce incentive compensation payouts; and (3) that executive officers are subject to share ownership and retention guidelines. As a result of this process, there have been no recommended changes to the Company’s incentive compensation programs.

Communicating with the Board of Directors

Shareholders and other interested parties may send communications directly to the Board of Directors by writing to the Board of Directors, c/o the Corporate Secretary, Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, N.J. 07054. In addition, all parties interested in communicating directly with the Chairman of the Board or with any other independent director may do so by writing to Avis Budget Group, Inc. at the same address, Attention: Chairman of the Board, c/o the Corporate Secretary or via e-mail at chairman@avisbudgetgroup.com. The Chairman is responsible for reviewing and distributing all interested parties’ communications received to the intended recipients and/or to the full Board of Directors, as appropriate.

Codes of Conduct

The Board of Directors has adopted a code of conduct that applies to all officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Board of Directors has also adopted a code of business conduct and ethics for directors. Both codes of conduct are available in the “Investor Relations-Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com. The purpose of these codes of conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers and directors.

Board of Directors Meetings

The Board of Directors held six meetings during 2019. In 2019, all director nominees who served on the Board in 2019 attended at least 75% of the meetings of the Board of Directors and committees of the Board of Directors on which they served. We expect all directors to attend each regularly scheduled Board of Directors meeting. All directors are welcome to attend the Company’s annual meeting of shareholders, and our goal is for a representative of each of the Audit Committee, Compensation Committee and Corporate Governance Committee to be present at each annual meeting. The 2019 annual meeting of shareholders was attended by eight directors, including a representative of each of the Audit, Compensation and Corporate Governance Committees.

Committees of the Board of Directors

The standing committees of the Board include: the Audit Committee, the Compensation Committee, the Corporate Governance Committee and the Executive Committee.

Name	Audit	Compensation	Corporate Governance	Executive
Brian J. Choi		Chair	✓
Mary C. Choksi		✓
Leonard S. Coleman			✓	✓
Jeffrey H. Fox		✓
Lynn Krominga	Interim Chair		Chair
Glenn Lurie	✓
Bernardo Hees				Chair
Jagdeep Pahwa				✓
F. Robert Salerno	✓			✓
Francis J. Shammo
Carl Sparks	✓
Sanoke Viswanathan
Committee Meetings Held in 2019	8	7	4	0*

*       The Executive Committee acted by unanimous consent in 2019.

The charters of each of the Audit, Compensation and Corporate Governance Committees, respectively, can be found in the “Investor Relations-Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com.

Audit Committee

The Audit Committee assists in the Board’s oversight of:

•    the integrity of the Company’s consolidated financial statements;

•    the Company’s independent auditors’ qualifications and independence;

•    the performance of the Company’s independent auditors and the Company’s internal audit function;

•    the Company’s compliance with legal and regulatory requirements;

•    the Company’s systems of disclosure controls and procedures, and internal controls over financial reporting; and

•    the Company’s major financial risk exposures and the steps management has undertaken to control such risks.

The Board of Directors has determined that all members of the Audit Committee are independent directors under the Company’s Director Independence Criteria and within the meaning of applicable NASDAQ rules, and that each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by the rules of the SEC, thereby satisfying NASDAQ’s “financial sophistication” requirement.

Compensation Committee

The primary responsibilities of the Compensation Committee include to:

•    review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer and determine and approve the Chief Executive Officer’s compensation;

•    review and approve individual elements of total compensation for our other executive officers;

•    review and approve our annual and long-term incentive compensation programs and plans;

•    review and approve all stock option and other equity awards;

•    assess the results of the Company’s most recent advisory vote on executive compensation; and

•    evaluate whether compensation arrangements for executive officers incentivize unnecessary risk-taking.

We refer you to “Executive Compensation” below for additional information regarding the Compensation Committee’s processes and procedures.

The Board of Directors has determined that each member of the Compensation Committee is an independent director in accordance with NASDAQ listing standards and the Company’s Director Independence Criteria and a non-employee director for purposes of Section 16 of the Exchange Act.

Corporate Governance Committee

General

The responsibilities of the Corporate Governance Committee include identifying and recommending to the Board of Directors appropriate director nominee candidates and providing oversight with respect to corporate governance matters. The Board of Directors has determined that each of the current members of the Corporate Governance Committee qualifies as an independent director under applicable NASDAQ rules and the Company’s Director Independence Criteria.

Director Nomination Procedures

The Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of members of the Board of Directors. Nominees for director positions are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to the duties associated with being a member of the Board of Directors.

The Corporate Governance Committee will consider written proposals from shareholders for candidates to be nominees for director positions. In considering candidates submitted by shareholders, the Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. Any such proposal should be submitted to the Corporate Governance Committee, c/o the Corporate Secretary of the Company, at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, N.J. 07054, and should include the following: (a) the name of the shareholder and evidence of such shareholder’s beneficial ownership of the shares of Common Stock, including the number of shares of Common Stock beneficially owned and the length of time of such beneficial ownership; and (b) the name of the candidate, such candidate’s resume or a listing of his or her qualifications to be a director of the Company and such candidate’s consent to be named as a director, if selected by the Corporate Governance Committee, nominated by the Board of Directors and elected. The written proposal should be submitted in the time frame and consistent with the requirements described in the Company’s By-laws and under the caption “Shareholder Proposals for 2021 Annual Meeting” below.

The Corporate Governance Committee’s process for identifying and evaluating candidates to be nominees to the Board of Directors is typically initiated by identifying a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board of Directors and, if the Corporate Governance Committee deems appropriate, a third-party search firm which would help the Board to identify candidates. These candidates are evaluated by the Corporate Governance Committee by reviewing such candidates’ biographical information and qualifications and checking the candidates’ references. Certain qualified candidates are interviewed by at least one member of the Corporate Governance Committee. Using the input from this interview and other information, the Corporate Governance Committee evaluates whether the candidate is qualified to serve as a director and whether the

Corporate Governance Committee should recommend to the Board of Directors that the Board nominate the candidate or elect the candidate to fill a vacancy on the Board of Directors. Candidates recommended by the Corporate Governance Committee are presented to the Board of Directors for selection as nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

In general, the Corporate Governance Committee expects that a similar evaluation process would be used to evaluate candidates to be nominees for director positions recommended by shareholders.

Diversity

While the Board has not adopted a formal policy with respect to diversity, the Corporate Governance Committee believes it is important that nominees for the Board represent diverse viewpoints and backgrounds. The Corporate Governance Committee is committed to advancing Board diversity, defined to include differences of viewpoint, professional experience, education, skill, race, gender and national origin, and as specified in its charter, considers diversity in the mix of qualifications, experience, attributes or skills included in its process of identifying and evaluating candidates to be nominees to the Board. In 2019, the Board amended the Company’s corporate governance guidelines to affirm the Committee’s commitment to diversity to include, and shall have any search firm it engages include, women and minority candidates in the pool from which the Corporate Governance Committee selects director candidates. The Company believes that its nominees further its commitment to enhancing diversity at the Board level.

Executive Committee

The Executive Committee has and may exercise all of the powers of the Board of Directors when the Board of Directors is not in session, including the power to authorize the issuance of stock, except that the Executive Committee has no power to (a) alter, amend or repeal the By-laws or any resolution or resolutions of the Board of Directors, (b) declare any dividend or make any other distribution to the shareholders of the Company, (c) appoint any member of the Executive Committee, or (d) take any other action which legally may be taken only by the full Board of Directors.

Succession Planning

The Board of Directors is responsible for the development, implementation and periodic review of a succession plan for the Chief Executive Officer and for overseeing the development, implementation and periodic review of a succession plan for senior executives. Our Board of Directors believes that effective succession planning and talent management and development play a critical role in safeguarding business capabilities, developing strong leadership quality and executive bench strength, and optimizing overall business development, operating performance, profitability and shareholder value.

The Board of Directors views succession planning as a continual process. In order to ensure that qualified candidates are available for senior executive positions, the Board of Directors oversees the development of internal candidates, maintains talent development plans to strengthen the skills and qualifications of such candidates and is responsible, if necessary, for the identification of suitable external successor candidates.

In May 2019, we announced the planned departure of our former Chief Executive Officer, which became effective on December 31, 2019. Joseph Ferraro, our President, Americas for 2019, assumed the role of Interim Chief Executive Officer on January 1, 2020.

The Board of Directors also maintains an “emergency” succession plan in the event of an unexpected disability or inability of our senior executives to perform his or her duties.

Related Person Transactions

There are no related person transactions that require reporting under SEC rules. The Company has adopted written procedures for the review, approval or ratification of transactions with related persons that apply to any transaction, arrangement or relationship in which:

•    the Company (including any of its subsidiaries) was, is or will be a participant; and

•    any related person (i.e., a director, executive officer, director nominee, or any greater than 5% beneficial owner, or any immediate family member of the foregoing, or any entity in which any of the foregoing persons is employed, or is a partner, principal or in a similar position, or has any greater than 5% beneficial interest) had, has or will have a direct or indirect interest.

Under the Company’s related persons policy, transactions with related persons are reviewed in advance by the General Counsel and Chief Compliance Officer and the Corporate Secretary of the Company, or in certain circumstances, as soon as possible thereafter. If it is determined by such officers that the transaction is a related person transaction and the amount involved exceeds $120,000:

•    The transaction will be submitted for review to the Audit Committee, or, under certain circumstances, to the Chairman of the Audit Committee.

•    The Audit Committee or its Chairman will then consider all relevant facts and circumstances available.

•    The Audit Committee or its Chairman will approve only those transactions, determined in good faith to be in, or not inconsistent with, the best interests of the Company and its shareholders.

The Audit Committee reviews on an annual basis contributions by the Company in excess of $1,000, in the aggregate (other than contributions made pursuant to the Company’s matching contribution program for employees and directors), to a charitable organization at which a related person is actively involved with fund-raising or serves as a director, trustee or in a similar capacity.

Shareholder Engagement

We regularly conduct engagement and outreach efforts in order to communicate with existing and prospective shareholders, lenders, research analysts, rating agencies, governance firms and others. In 2019, our key engagement activities included numerous group and one-on-one investor meetings, conference calls accessible to all shareholders following each of our quarterly earnings releases, presentations at various investor conferences, and our 2019 Annual Meeting of Shareholders. Members of management, in addition to our Chief Executive Officer and Chief Financial Officer, participated in these activities, each of which contained opportunities for shareholders and other constituents to provide feedback to management.

From time to time, certain of our independent Board members attend investor meetings, in addition to attending the Annual Meeting of Shareholders.

Our investor relations department is the key point of contact for shareholder interaction with the Company. Shareholders and other interested parties may access investor information about our Company through our website at www.avisbudgetgroup.com. The investor relations department coordinates institutional investor meetings with management, appearances at investor conferences and our quarterly earnings calls. We consider shareholder requests to meet with members of our Board of Directors on a case-by-case basis.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding beneficial ownership of shares of Common Stock as of March 4, 2020, by (i) each person who is known by us to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company’s directors and each of its named executive officers, and (iii) all of the Company’s directors, nominees and current executive officers, as a group.

Name of Beneficial Owner	Total Amount of Shares Beneficially Owned(1)	Percent of Common Stock Owned(2)	Of the Total Number of Shares Beneficially Owned, Shares which May be Acquired within 60 Days(3)
Principal Shareholders:**
SRS Investment Management, LLC(4) 1 Bryant Park, 39th Floor New York, NY 10036	16,189,300	21.8%	—
Glenview Capital Management, LLC(5) 767 Fifth Avenue, 44th Floor New York, NY 10153	7,199,319	9.7%	—
BlackRock, Inc.(6) 55 East 52nd Street New York, NY 10055	7,173,351	9.7%	—
Vanguard Group, Inc.(7) 100 Vanguard Blvd. Malvern, PA 19355	5,845,083	7.9%	—
Pzena Investment Management, LLC(8) 320 Park Avenue, 8th Floor New York, NY 10022	4,428,321	6.0%	—
Directors, Nominees and Named Executive Officers:(9)
Brian J. Choi	—	*	—
Mary C. Choksi	46,203	*	37,103
Leonard S. Coleman	35,966	*	23,986
Jeffrey H. Fox	28,232	*	18,232
Bernardo Hees	430,169	*	—
Lynn Krominga	24,508	*	15,967
Glenn Lurie	5,531	*	5,531
Jagdeep Pahwa	—	*	—
F. Robert Salerno	45,949	*	26,232
Karthik Sarma(10)	16,189,300	21.8%	—
Francis J. Shammo	6,139	*	6,139
Carl Sparks	5,801	*	5,801
Sanoke Viswanathan	11,521	*	11,521
Joseph A. Ferraro	109,296	*	11,284
John F. North, III	21,174	*	21,174
Keith Rankin	—	*	—
Edward P. Linnen	49,653	*	6,080
Larry D. De Shon	183,120	*	—
Martyn Smith	—	*	—
Mark J. Servodidio	—	*	—
All Directors, Nominees and Executive Officers as a group (23 persons)	17,278,716(11)	23.2%	198,697(12)

*       Amount represents less than 1% of outstanding Common Stock.

**     Information is based upon the assumption that there was no change in the beneficial ownership of such shares of Common Stock from the publicly filed information through March 4, 2020.

(1)    Shares beneficially owned include (i) direct and indirect ownership of shares, (ii) restricted stock units, and (iii) director deferred stock units that may be settled or exercised within 60 days of March 4, 2020.

(2)    Based on 74,250,258 shares of Common Stock outstanding on March 4, 2020.

(3)    Includes (i) time-vested restricted stock units and (ii) director deferred stock units that may vest within 60 days of March 4, 2020.

(4)    Reflects beneficial ownership of 16,189,300 shares of Common Stock by SRS Investment Management, LLC (“SRS”) and Karthik R. Sarma (the “Reporting Persons”), as derived solely from information reported on Schedule 13D/A under the Exchange Act, as filed with the SEC on February 24, 2020. Such Schedule 13D/A indicates that SRS and Mr. Sarma share voting and dispositive power over the shares of Common Stock. The Reporting Persons have economic exposure to, and may be deemed to beneficially own, an additional 8,810,700 notional shares of Common Stock pursuant to cash-settled equity swaps, as derived solely from information reported on Schedule 13D/A under the Exchange Act, as filed with the SEC on February 24, 2020, and Schedule 13D/A under the Exchange Act, as filed with the SEC on February 26, 2019. Such notional shares represent approximately 11.9% of the shares of Common Stock outstanding on March 4, 2020. Such Schedule 13D/A indicates that the Reporting Persons do not have voting power or dispositive power with respect to the shares referenced in such swaps, and disclaim beneficial ownership of the shares underlying such swaps.

(5)    Reflects beneficial ownership of 7,199,319 shares of Common Stock by Glenview Capital Management, LLC and Larry Robbins as derived solely from information reported in a Schedule 13G/A under the Exchange Act, filed with the SEC on February 14, 2020. Such Schedule 13G/A indicates that Glenview Capital Management, LLC and Mr. Robbins share voting and dispositive power over the shares of Common Stock.

(6)    Reflects beneficial ownership of 7,173,351 shares of Common Stock by BlackRock, Inc. (“BlackRock”), as derived solely from information in a Schedule 13G/A under the Exchange Act, filed with the SEC on February 5, 2020. Such Schedule 13G/A indicates that BlackRock has sole voting power 7,028,306 shares of Common Stock and sole dispositive power over 7,173,351 shares of Common Stock.

(7)    Reflects beneficial ownership of 5,845,083 shares of Common Stock by The Vanguard Group, Inc., as derived solely from information reported in a Schedule 13G/A under the Exchange Act, filed with the SEC on February 12, 2020. Such Schedule 13G/A indicates that The Vanguard Group, Inc. has sole voting power over 120,537 shares, shared voting power over 11,774 shares, sole dispositive power over 5,720,206 shares, and shared dispositive power over 124,877 shares of Common Stock.

(8)    Reflects beneficial ownership of 4,428,321 shares of Common Stock by Pzena Investment Management, LLC (“Pzena”), in its capacity as an investment adviser, as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on January 27, 2020. Such Schedule 13G indicates that Pzena has sole voting power with respect to 4,003,556 shares and sole dispositive power with respect to 4,428,321 shares. Pzena disclosed that its clients have the right to receive and the ultimate power to direct the receipt of dividends from, or the proceeds from the sale of such shares, and that no interest of any one of such clients relates to more than 5% of the outstanding shares of Common Stock.

(9)    For each non-employee director/nominee, (1) includes deferred stock units held under the Non-Employee Directors Deferred Compensation Plan, which, pursuant to the terms of the Plan, will be distributed in the form of Common Stock on a one-to-one basis as soon as reasonably practicable following such director’s retirement or termination of service from the Board for any reason (“Director Shares”), and (2) excludes deferred stock units held under the plan, which pursuant to the terms of the Plan will be distributed seven months following such director’s retirement or termination of service from the Board for any reason (“Director Deferred Shares”), as follows:

Director	Director Shares	Director Deferred Shares	Director	Director Shares	Director Deferred Shares
Mr. Choi	—	—	Mr. Pahwa	—	—
Ms. Choksi	37,103	35,584	Mr. Salerno	26,232	—
Mr. Coleman	23,986	45,301	Mr. Sarma	—	—
Mr. Fox	18,232	—	Mr. Shammo	6,139	—
Mr. Hees	—	—	Mr. Sparks	5,801	—
Ms. Krominga	15,967	37,939	Mr. Viswanathan	11,521	—
Mr. Lurie	5,531	—

(10)  Reflects shared beneficial ownership of 16,189,300 shares of Common Stock by SRS and Mr. Sarma, as described above in footnote (4). All of these shares are included in the 17,278,716 shares of Common Stock deemed to be beneficially owned by all Directors, Nominees and Executive Officers as a group.

(11)  Excludes 118,824 Director Deferred Shares.

(12)  Represents 150,512 Director Shares and 48,185 time-vested restricted stock units that will vest within 60 days of March 4, 2020.

Executive Officers

Executive officers of the Company are set forth below. Each executive officer is appointed to hold office at the discretion of the Board of Directors and may be removed at any time by the Board of Directors with or without cause.

Name	Offices or Positions To be Held
Joseph A. Ferraro	Interim President and Chief Executive Officer
John F. North, III	Executive Vice President and Chief Financial Officer
Izilda P. Martins	Interim President, Americas
Edward P. Linnen	Executive Vice President, Chief Human Resources Officer
Keith Rankin	President, International
Jean M. Sera	Senior Vice President, General Counsel and Corporate Secretary
Cathleen DeGenova	Vice President and Chief Accounting Officer

Biographical information for our executive officers is set forth below.

Name	Biographical Information
Joseph A. Ferraro

Mr. Ferraro, age 63, was appointed Interim President and Chief Executive Officer effective January 1, 2020. Previously, Mr. Ferraro held various roles with the Company, including President, Americas from January 2015 through December 2019 and Senior Vice President, North America Operations from October 2011 to December 2014. Mr. Ferraro joined the Company in 1979, and served in various positions of increasing responsibility in the Company’s North American operations.

John F. North, III

Mr. North, age 42, has been Executive Vice President and Chief Financial Officer since March 2019. Prior to joining the Company, Mr. North served in leadership roles in finance at Lithia Motors, Inc. beginning in 2002, including as Chief Financial Officer from January 2017 to March 2019, as Chief Accounting Officer from January 2015 to December 2016 and as Vice President, Finance and Corporate Controller from January 2010 to December 2014. Mr. North is a Certified Public Accountant and a CFA® charterholder.

Izilda P. Martins

Ms. Martins, age 48, was appointed Interim President, Americas effective January 1, 2020. Previously, Ms. Martins held various strategic and financial roles with the Company, including Senior Vice President and Chief Financial Officer, Americas from May 2014 through December 2019, Senior Vice President and Acting Chief Accounting Officer from November 2010 through May 2014, and Vice President of Tax from August 2006 through November 2010. Ms. Martins was Director of Tax Planning and Mergers & Acquisitions of Cendant Corporation (as the Company was formerly known) from November 2004 through August 2006. Prior to joining the Company, Ms. Martins was associated with Deloitte & Touche LLP for seven years.

Edward P. Linnen

Mr. Linnen, age 50, has been Executive Vice President, Chief Human Resources Officer since January 2015. Previously, Mr. Linnen held the title of Senior Vice President, Chief Human Resources Officer from February 2013 until January 2015, and Senior Vice President, Human Resources for North America from October 2011 to February 2013. Mr. Linnen joined the Company in 2001, and served in several positions in the Company’s human resources function, including as Vice President, Labor Relations & International Human Resources, Vice President, Domestic Human Resources, and Field Human Resources Director. Prior to joining the Company, Mr. Linnen served in various positions within human resources at Kraft Foods Inc. and Nabisco, Inc.

Keith Rankin

Mr. Rankin, 50, has been President of International since June 2019. Prior to joining the Company, Mr. Rankin held the position of Chief Executive Officer for the automotive division of Barloworld in South Africa from March 2015. Barloworld is a distributor of leading global brands, providing integrated rental, fleet management, product support and logistics solutions, and a licensee partner of Avis Budget Group. Mr. Rankin began his career with Avis in South Africa in 1998 and was appointed Chief Executive of Avis Car Rental Southern Africa in 2004. In 2007, he was appointed Chief Executive Officer of car rental, part of Barloworld’s automotive division that included Barloworld’s southern Africa and Scandinavian car rental operations.

Jean M. Sera

Ms. Sera, age 50, has been appointed Senior Vice President, General Counsel and Corporate Secretary, effective March 27, 2020. Ms. Sera has held the title of Senior Vice President & Corporate Secretary since August 2006. Previously, Ms. Sera was a Vice President in the Legal Department of Cendant Corporation (as the Company was formerly known) from January 2002 to August 2006. Prior to joining the Company, Ms. Sera was an associate with the law firm of Shearman & Sterling.

Cathleen DeGenova

Ms. DeGenova, age 58, has been Vice President and Chief Accounting Officer since August 2019. Previously, Ms. DeGenova held the title of Vice President of the Company overseeing External Reporting and Technical Accounting since April 2018. Ms. DeGenova previously held the title of Director of External Reporting & Technical Accounting from June 2013, when she joined the Company. Prior to joining the Company, Ms. DeGenova held similar roles at Zipcar, Inc., which the Company acquired in 2013, Charles River Labs and Millipore, and was an accountant with Ernst & Young. Ms. DeGenova is a Certified Public Accountant.

The Company has announced the resignation of Michael K. Tucker, effective March 27, 2020. Mr. Tucker, age 62, held the position of Executive Vice President, General Counsel and Chief Compliance Officer of the Company from April 2010.

Executive Compensation

Compensation Discussion and Analysis

We refer you to our Annual Report on Form 10-K for the year ended December 31, 2019 (our “2019 Form 10-K”) for additional information regarding our financial results discussed below. In this Proxy Statement, we refer to Adjusted EBITDA, which we define as income from continuing operations before non-vehicle related depreciation and amortization, any impairment charges, restructuring and other related charges, early extinguishment of debt costs, non-vehicle related interest, transaction-related costs, net charges for unprecedented personal-injury legal matters, non-operational charges related to shareholder activist activity, gain on sale of equity method investment in China and income taxes. This non-GAAP measure is a performance metric in our incentive programs and a reconciliation is provided under “Analysis of 2019 Pay Decisions.” When we refer to “the Committee” in this “Executive Compensation” section, we are referring to the Compensation Committee.

Executive Summary

Company Performance

We had a successful 2019, achieving revenue of $9.2 billion, an increase of 1% compared to 2018. Our net income was $302 million, and our Adjusted EBITDA was $788 million, also an increase of 1% compared to 2018. Our financial results reflect Adjusted EBITDA growth for the Americas region of 17%, and an Adjusted EBITDA decline of 29% for the International region, in each case as compared to 2018. In 2019, we again returned capital to our shareholders through the repurchase of 2.25 million shares, and our closing stock price on December 31, 2019 of $32.24 reflected an increase of 43% compared to our closing stock price on December 31, 2018.

Strategic Accomplishments

In 2019, we continued to execute on our strategy by leveraging our global brands, and implementing our innovation and efficiency initiatives, including through:

•    Technology: modernizing legacy infrastructure; and improving the Avis app, which in 2019 received the J.D. Power award for best mobile rental car application;

•    Connected Car: connecting over 200,000 vehicles, which provides benefits such as fuel optimization, enhanced operations, and improvements in vehicle recovery;

•    Strategic Partnerships: developing strategic business alliances with companies such as Uber and Via;

•    Fleet: increasing vehicle dispositions through alternative channels, including through our approximately 15 direct-to-consumer retail locations; and

•    Operational Efficiencies: improving workforce planning and rationalization, shuttling efficiency, shared services, and global procurement.

Compensation for our Named Executive Officers

2019 Named Executive Officers

The Company experienced a number of executive management changes in 2019:

•    In March, the Company appointed John North, as its Chief Financial Officer (“CFO”), replacing Martyn Smith, the Company’s former Interim Chief Financial Officer (“Former Interim CFO”). In addition to deep financial expertise, Mr. North also has experience in retail vehicle sales, which is a strategic initiative for the Company. As discussed below, our Former Interim CFO agreed to provide advisory services for six months following the appointment of the new CFO in order to facilitate a smooth transition.

•    In June, the Company appointed Keith Rankin as its new President, International to replace Mark Servodidio in the same position (“Former President, International”), who resigned from the Company, effective June 14, 2019. Mr. Rankin has deep expertise in the vehicle rental industry, having had a long career with our licensee partner, Barloworld, in South Africa, where he was the Chief Executive Officer of Barloworld’s automotive division.

•    Larry De Shon, the Company’s former Chief Executive Officer (“Former CEO”), resigned from the Company and the Board effective December 31, 2019. Joe Ferraro, our President, Americas for 2019, assumed the role of Interim Chief Executive Officer (“Interim CEO”) on January 1, 2020. The role of Interim President, Americas was assumed by Izzy Martins, as described under “Executive Officers” above, effective January 1, 2020.

A discussion of pay decisions related to these changes can be found under “Pay Decisions Related to 2019 Management Changes.”

Setting 2019 Regular Compensation and Performance Metrics

For 2019, the Committee considered 2018 financial performance, market conditions and other factors, and approved base salaries and annual and long-term incentive target opportunities for the Company’s Named Executive Officers (“NEOs”) who were employed for full year 2019, reflecting increases generally aligned with past practice. Consistent with prior years, more than 50% of CEO pay opportunity, at target, was performance-based, excluding amounts contained in the Summary Compensation Table under “All Other Compensation.” In 2019, the Committee approved performance metrics for the annual and long-term incentive programs, consistent with the 2018 programs, given that changes had been made to both programs in 2018.

Alignment of Incentive Compensation with Performance

Our history of pay-for-performance alignment was evident in the compensation paid to our NEOs for 2019. Based on 2019 financial and individual performance, the annual incentive program indicated payouts ranging from 40% of target for our President, International to 141% of target for our President, Americas. Our President, International elected to forfeit his payment under the program and therefore actual annual incentive payments ranged from 0% to 141%. As a result of our three-year cumulative financial results, performance-based restricted stock unit awards (“PSUs”) granted in 2016 did not vest in 2019 and were forfeited without payout. The PSUs granted in 2017 to our then-NEOs also did not vest in 2020 and were also forfeited without payout.

To illustrate the alignment of our incentive compensation with our Company’s performance, granted pay compared to realizable pay for our Former CEO (excluding forfeitures or payments resulting from his separation from the Company on December 31, 2019) is set forth below for the three-year period ended December 31, 2019 together with total shareholder returns (“TSR”) for the same period.

Three-year CEO Compensation
($ in thousands)
Three-year TSR: (4.21%)
30,000
25,000
20,000
15,000
10,000
5,000
0
$25,600
10,260
5,090
6,840
3,410
$18,240
5,640
3,410
5,780
3,410
Granted Pay
Realizable Pay*
PSUs
Annual Cash Incentives
RSUs
Base Salary

*Values for RSUs and PSUs presented in the "Realizable Pay" column reflect the target goal attainment (for the PSUs granted in 2018 and 2019) and the Company's stock price at December 31, 2019, and do not reflect the forfeiture of 105,112 PSUs that occurred as a result of our Former CEO's separation from the Company on December 31, 2019. In addition, neither column includes any amounts for severance, including the $7.5 million of cash severance that was paid to our Former CEO in connection with his separation from the Company on December 31, 2019.

Compensation Practices

We believe that our compensation programs reflect sound practices, such as:

•    executive stock ownership guidelines with significant share ownership requirements and a requirement that an amount equal to 50% of net shares that vest must also be held for twelve months;

•    an executive compensation recoupment (or “clawback”) policy with respect to incentive compensation;

•    a policy prohibiting executives from entering into speculative (or hedging) transactions in our securities;

•    no excise tax gross-up or single-trigger change-in-control provisions; and

•    no tax gross-ups on executive perquisites except with respect to relocation and expatriate benefits per the Company’s standard practices.

Our Named Executive Officers

This discussion addresses executive compensation in 2019 for our named executive officers, who are:

•    Joseph A. Ferraro, our President, Americas for 2019 and our current Interim Chief Executive Officer;

•    John F. North, III, our CFO;

•    Patrick “Keith” Rankin, our President, International;

•    Edward P. Linnen, our Executive Vice President and Chief Human Resources Officer (our “CHRO”);

•    Larry D. De Shon, our Former CEO;

•    Martyn Smith, our Former Interim CFO; and

•    Mark J. Servodidio, our Former President, International.

Mr. Ferraro and Mr. Rankin are sometimes referred to herein collectively as the “Regional Presidents.”

Compensation for our NEOs is typically comprised of the following components:

Component	Function and Objective
Base Salary

Base salaries are paid in the form of cash and provide a fixed and competitive form of annual compensation for the performance of primary responsibilities at a level consistent with each executive’s experience and role. Base salaries are designed to provide competitive compensation to attract and retain exceptional executive talent.

Annual Incentive Awards

Annual incentives are comprised of annual cash incentive opportunities that are pre-dominantly performance-based, and reward our executives upon achieving or exceeding specific annual Company and individual goals using performance metrics approved by the Committee and that the Company believes are appropriate measures of operational and financial performance.

Long-Term Incentive Awards

Long-term incentive awards are designed to attract and retain a highly qualified executive team, align executive rewards with shareholder interests, provide an incentive for our executives to achieve appropriately challenging long-range performance goals, and allow our executives to share in the value created for the Company’s shareholders.

Other Compensation

We provide certain health, life insurance, disability and retirement benefits, which are all part of our broad-based employee benefits program. Retirement benefits for our NEOs (other than our President, Americas and our Former Interim CFO) are limited to (i) deferrals under the Company’s deferred compensation plan for executives, which the Company matches up to a maximum of 6% of base salary and annual incentive, and/or (ii) participation in our 401(k) plan or our U.K. Defined Contribution Plan. Other executive benefits and perquisites include auto use and financial planning services. Our Former CEO was also provided with agreed-upon limited personal use of Company-leased aircraft services.

Analysis of 2019 Pay Decisions

Philosophy, Components and Mix of Executive Compensation

In 2019, “pay-for-performance” continued to be a fundamental tenet of our compensation philosophy, which includes the core principles of rewarding the attainment of appropriately challenging performance goals and aligning our executives’ objectives with our shareholders’ interests. The Committee also believes that executive compensation should be designed to attract and retain a high-caliber leadership team and take into consideration competitive practices and the overall market for executive talent.

Base Salaries for our Named Executive Officers

Salaries for our NEOs are typically determined based on factors such as our past practice, reasonable comparability with Peer Group pay data and Survey Data (as described under “Consideration of Peer Groups and Survey Data”) and each NEO’s responsibilities, capabilities and skills, commitment to our business, leadership and drive to add value. For the CEO and CFO roles, the Committee also considers the size and complexity of our balance sheet and capital structure.

For 2019, base salaries for our CFO and President, International were determined in connection with the new hire process discussed under “Pay Decisions Related to 2019 Management Changes.” For NEOs employed for full year 2019, based on the Committee’s consideration of the factors described above, the Company’s 2018 financial performance, and the fact that no salary increases had been approved for 2018, the Committee approved base salaries for our NEOs in the beginning of 2019, as follows:

Executive	2018 Salary	2019 Salary	Percentage Increase
Former CEO	$1,100,000	$1,200,000	9%
President, Americas	$650,000	$700,000	8%
CHRO	$475,000	$500,000	5%

Base salary for our President, Americas was increased to $750,000 later in the year as discussed under “Pay Decisions Related to 2019 Management Changes.” No base salary increases were approved for our Former Interim CFO and our Former President, International.

Annual Incentive Awards

For 2019, the Committee approved an annual incentive program (the “2019 AIP”) consistent with the annual incentive program for 2018. With the exception of our Former President, International, each NEO participated in the 2019 AIP, prorated as applicable for the number of months each NEO held his role in 2019.

The 2019 AIP included the following performance metrics: Adjusted EBITDA, Adjusted Free Cash Flow and individual performance, with weightings as described below. Following program changes implemented in 2018, the Committee determined that consistency was important in order to understand the efficacy of the revised program. Accordingly, the Committee decided to keep the 2019 program consistent with the 2018 program.

Adjusted EBITDA was included in the program in recognition of the wide acceptance and understanding of the metric within the Company, and because it is a key measure of operational and financial performance, driven by achieving profitable revenues and our annual business plan. Adjusted EBITDA is also highly correlated to the Company’s stock price performance. The program also included Adjusted Free Cash Flow given the focus on this metric by shareholders, and an individual component intended to reward the contribution and value an executive brings to the organization. The Committee believes that the inclusion of an individual component is motivating and allows for differentiation furthering our alignment of pay with performance. Target payout opportunity as a percentage remained consistent with 2018 levels for each NEO role, ranging from 75% to 150% of base salary, with payout opportunity ranging from 25% to 200% of target.

Financial Goals

The financial performance goals included in the 2019 AIP, presented below, were set based on the Company’s 2019 business plan and within the estimated range as disclosed in the Company’s press release on February 20, 2019. At target, the global Adjusted EBITDA goal represented an increase of approximately 2.4% compared to 2018 Adjusted EBITDA, as reported. The target Adjusted Free Cash Flow goal for 2019 was lower than 2018 reported results due to timing of cash inflows and outflows at the end of 2018, which resulted in significant overachievement of the 2018 goal. The 2018 results were adjusted downward to exclude the impact of this timing for 2018 annual incentive payout calculations, and 2019 goals were set lower than 2018 goals also as a result of this timing.

ADJUSTED EBITDA GOALS

			Goals (Dollars in Millions)
Achievement Level	Opportunity (% of Target)*	Global**	Americas	International
Maximum	200%	$960	$685	$355
Target	100%	$800	$571	$296
Threshold	25%	$720	$514	$266

*Straight-line interpolation is used to determine achievement between specified goals.

**Includes unallocated corporate expenses.

ADJUSTED FREE CASH FLOW GOALS

Achievement Level	Opportunity (% of Target)*	Goals (Dollars in Millions)
Maximum	200%	$353
Target	100%	$294
Threshold	25%	$250

*Straight-line interpolation is used to determine achievement between specified goals.

Individual Performance Goals

Individual performance goals were established for each NEO based on key objectives in support of the Company’s strategic goals, as described in the “Executive Summary” section above. For our Former CEO, objectives were reviewed and approved by the Committee. For our other NEOs, objectives were reviewed and approved by our Former CEO and also approved by the Committee.

Weightings

The weighting for each component of the 2019 AIP is set forth below:

NEO	Component	Weighting
All (Other than Regional Presidents)	Global Adjusted EBITDA	50%
Regional Presidents	Global/Regional Adjusted EBITDA	20%/30%
All	Global Adjusted Free Cash Flow	25%
All	Individual Performance	25%

Results and Payouts

The global payout under the Adjusted EBITDA component of the 2019 AIP was 100% of target, reflecting the Company’s attainment of reported Adjusted EBITDA of $788 million, increased to $800 million based on a $12 million currency adjustment pursuant to the terms of the program. The payout under the Adjusted Free Cash Flow component was 80% of target, reflecting the Company’s attainment of reported Adjusted Free Cash Flow of $277 million. Payouts for the individual component for each NEO who was eligible to participate in the 2019 AIP were based on an assessment of each executive’s performance relative to his objectives. Objectives for each NEO were related to the key duties for his respective position.

Accordingly, actual payouts under the 2019 AIP, as a percentage of target for each NEO, were as follows:

	Total Actual	Individual Performance	Adjusted Free Cash Flow		Adjusted EBITDA
NEO	Payout %	Payout %	Payout %	Global Payout %	Americas Payout %	International Payout
Former CEO CFO Former Interim CFO President, Americas President, International CHRO	95% 101% 95% 141% 0% 106%	100% 125% 100% 200% 0% 145%	80% 80% 80% 80% 80% 80%	100% 100% 100% 100% 100% 100%	— — — 170% — —	— — — — 0% —

While under the terms of the program, our President, International would have been entitled to a payout of 40% of target based on goal achievement for the global Adjusted EBITDA and Adjusted Free Cash Flow components of the program, Mr. Rankin elected to forfeit the payout given that the financial performance of the International region indicated a zero payout on the regional Adjusted EBITDA component. In approving a 200% payout under the individual component of the 2019 AIP for our President, Americas, the Committee considered that all key objectives had been met or exceeded and that the financial performance of the Americas region, which helped to offset financial results for the International region, enabled the Company to achieve its overall financial goals for 2019.

A reconciliation of our reported global net income to our reported global Adjusted EBITDA is set forth below (dollars are in millions):

Net income (loss)	$302
Provision for (benefit from) income taxes	(15)
Income before income taxes	287
Add: Non-vehicle related depreciation and amortization	263
Interest expense related to corporate debt, net	178
Restructuring and other related charges	80
Transaction-related costs, net	10
Early extinguishment of corporate debt	12
Non-operational charges related to shareholder activist activity	2
Gain on sale of equity method investment in China	(44)
Adjusted EBITDA	$788

We believe Adjusted EBITDA is useful as a supplemental measure in evaluating the performance of our operating businesses and in comparing our results from period to period. We also believe Adjusted EBITDA is useful to investors because it allows them to assess our results of operations and financial condition on the same basis that management uses internally. Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with U.S. GAAP. Our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

A reconciliation of our global income before taxes to Adjusted Free Cash Flow is set forth below (dollars are in millions):

Income before taxes	$287
Add-back of non-vehicle related depreciation and amortization	263
Add-back of restructuring and other related costs	80
Add-back of debt extinguishment costs	12
Add-back of transaction-related costs	10
Add-back of non-operational charges related to shareholder activist activity	2
Working capital and other	66
Capital expenditures	(250)
Tax payments, net of refunds	(89)
Vehicle programs and related*	(104)
Adjusted Free Cash Flow	$277
*Includes vehicle-backed borrowings (repayments) that are incremental to amounts required to fund incremental (reduced) vehicle and vehicle-related assets.

Adjusted Free Cash Flow represents Net Cash Provided by Operating Activities adjusted to reflect the cash inflows and outflows relating to capital expenditures, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude debt extinguishment costs, transaction-related costs, restructuring and other related charges, and non-operational charges related to shareholder activist activity. We believe that Adjusted Free Cash Flow is useful to management and investors in measuring the cash generated that is available to be used to repay debt obligations, repurchase stock, pay dividends and invest in further growth through new business development activities or acquisitions. Adjusted Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Adjusted Free Cash Flow may not be comparable to similarly-titled measures used by other companies.

2019 Long-Term Incentive Awards

2019 Long-Term Incentive Awards

For 2019, the Committee approved a long-term incentive program (the “2019 LTIP”) consistent with the long-term incentive program for 2018. NEO participation in this program was limited to our Former CEO, our President, Americas, our CFO and our CHRO. Grant date values for awards issued under this program to officers employed for full year 2019 reflected increases approved following a market review of long-term incentive values of peer companies, which ranged from 10 to 25%.

The following factors were reviewed to determine the appropriate type of equity to be granted: perceived value to award recipients to effect retention and incentive goals, peer practices, the degree of alignment with shareholder interests, potential dilution and projected expense balanced with the value delivered to award recipients. Based on an analysis of these factors, the Committee determined that (a) for our Former CEO, a mix of 60% PSUs and 40% time-based restricted stock units (“RSUs”); (b) for each of our CFO and our President, Americas, an equal mix of PSUs and RSUs; and (c) for our CHRO, a mix of 30% PSUs and 70% RSUs would:

•    align incentives with shareholders’ focus on profitability and financial performance;

•    reflect the relevant decision-making impact of the individual and the impact of those decisions on the Company; and

•    incentivize retention of key employees over the longer term.

Consistent with the 2018 program, RSUs granted in 2019 under the 2019 LTIP are scheduled to vest on the first three anniversaries of the date of grant, subject to continued employment, and PSUs granted in 2019 are scheduled to vest on the three-year anniversary of the date of grant, subject to satisfaction of performance goals. Three-year cumulative Adjusted EBITDA is the performance metric for the PSUs granted under the 2019 LTIP based on, including but not limited to, the following factors:

•    the Company’s Adjusted EBITDA and stock price performance are highly correlated with the execution of the Company’s strategic goals; and

•    Adjusted EBITDA is a key measure of operational and financial performance driven by profitable revenue and operational efficiencies and widely understood within the Company and by the Company’s shareholders.

Three-year cumulative Adjusted EBITDA goals for the 2019 LTIP are as follows, and the target goal represents a 3.1% compounded annual growth rate over the three-year performance period:

Achievement Level	Payout Opportunity (as a % of target units awarded)	Cumulative Three-Year Adjusted EBITDA Goal (Dollars in millions)
Maximum	200%	$2,853
Target	100%	$2,481
Threshold	50%	$2,109
*Straight-line interpolation is generally used to determine achievement between specified goals.

Pay Decisions Related to 2019 Management Changes

Pay decisions related to management changes that occurred in 2019 are described below. The changes included the appointment of new executives into the roles of CFO and President, International. In order to attract top-level executive talent, including from other companies, compensation for these executives was determined following a review of current market custom and practice, and available compensation data for comparable roles at other companies. The Committee also took into consideration factors such as each new executive’s background, relevant experience, and expected responsibilities. Compensation for each new executive in 2019 included sign-on cash and equity awards designed to both offset compensation opportunities that were forfeited by joining our Company, and to incentivize each executive to join our Company. Cash sign-on payments are required to be returned if the recipient voluntarily leaves the Company or is terminated for cause within 12 months of the date of hire. The Company also provided relocation benefits to each new executive as each role required relocation to New Jersey or England.

CFO and Former Interim CFO

In connection with the appointment of our CFO in March 2019, the Board approved his base salary in the amount of $600,000, an annual incentive target of 100% of base salary and a target 2019 LTIP award as described above. In addition, our CFO was awarded a sign-on RSU award, with a grant date value of $1.5 million, with vesting scheduled on each of the three anniversaries of the date of grant, subject to continued employment, and a sign-on cash payment of $500,000.

In early 2019, our Former Interim CFO agreed to provide transition and advisory services for six months following the effectiveness of the appointment of a new CFO at an annual rate of his current base salary of $575,000, together with a final cash payment of $912,500 in consideration for his release of claims in favor of the Company and compliance with certain post-termination restrictive covenants. In approving the final payment, the Committee recognized Mr. Smith’s 16-year career with the Company and that the interim assignment of approximately 18 months was longer than originally anticipated. The Committee was also focused on retaining Mr. Smith to ensure a smooth transition to the new CFO, and considered that the payment was less than customary cash severance paid to executive officers of 200% of the sum of base salary and annual target incentive.

President, International and Former President, International

In connection with the appointment of our President, International in June 2019, the Board approved his base salary in the amount of £400,000 (approximately $530,000), and an annual incentive target of 100% of base salary. Our President, International will be eligible to receive an award under the Company’s regular long-term incentive program for 2020. In addition, our President, International was awarded a sign-on long term-incentive award with a grant date value of $1.5 million, split equally between RSUs and PSUs (on the same terms as the 2019 LTIP) and a sign-on cash payment of £200,000.

Pursuant to the terms of the severance agreement with our Former President, International in effect at the time of his separation, the Former President, International received a lump-sum cash payment of $2.5 million and accelerated vesting of 22,893 RSUs. While 17,437 target PSUs, granted in 2017, remained eligible to vest, such PSUs have since been forfeited based on actual achievement of the applicable performance goals. An additional 12,315 PSUs granted in 2018 remain eligible to vest based on actual achievement of the applicable performance goals.

Former CEO

Our Former CEO’s departure from the Company, which was announced in May 2019 and became effective on December 31, 2019, was considered to be a “without cause termination” under the terms of the employment agreement between the Company and our Former CEO in effect at the time we announced his departure in May 2019. The employment agreement, in the event of a without cause termination, provided for (i) a lump sum payment equal to 200% of the sum of base salary and target annual incentive, (ii) the immediate vesting of RSU awards scheduled to vest by the two-year anniversary of termination of employment, and (iii) the vesting (or forfeiture) of PSU awards scheduled to vest by the same two-year anniversary based on the achievement of the applicable performance goals.

In accordance with the terms of the employment agreement, our Former CEO received cash severance in the amount of $6,000,000 and accelerated vesting of 98,132 RSUs. Also, in accordance with the employment agreement, our Former CEO forfeited 105,112 PSUs granted in 2019. The 95,902 PSUs granted in 2017 and the 67,734 PSUs granted in 2018 remained eligible to vest based on actual achievement of the applicable performance goals. The 95,902 PSUs granted in 2017 have since been forfeited based on actual achievement of the applicable performance goals.

In order to incentivize strong performance through December 31, 2019 and ensure a smooth transition to the current CEO, the Committee agreed to an additional $1.5 million cash severance payment and to accelerate 23,359 RSUs granted in 2019 and scheduled to vest in 2022. In approving the additional cash severance and vesting, the Committee recognized our Former CEO’s thirteen-year career with the Company and his many contributions, including his leadership as chief executive for four years and as President of the EMEA, and later International, region, starting with the Company’s acquisition of Avis Europe in 2011 and continuing through 2015.

Our Former CEO has also agreed to provide post-employment consulting for 2020 and will be paid aggregate consulting fees of $1.0 million. Under the consulting provisions of the separation agreement we entered into with our Former CEO, he has agreed to provide counsel and advice to the Company and its chief executive as may be reasonably requested from time to time for a one-year term ending on December 31, 2020. In making the determination to include the consulting provisions in the separation agreement, the Committee considered the benefits to the Company of having access to our Former CEO’s insights to assist with the transition to a successor chief executive.

Incremental Compensation

Following the announced departure of our Former CEO, the Committee undertook a further market and peer review of the compensation of our CFO and Regional Presidents in light of 2018 pay disclosures to ensure that these officers were provided with compensation that was in line with market practice as the Company would be undergoing a significant change in leadership. During this period of change, it was considered important to retain the Company’s top three executive officers, each of whom has deep experience and expertise in his area of responsibility, and in the case of the Regional Presidents, extensive industry experience and history with the Company.

Following this review, the Committee granted RSU awards incremental to the awards described above with grant date values of $1.5 million, $1.0 million and $500,000, for our President, Americas, CFO and President, International, respectively. The awards are scheduled to vest on the two-year anniversary of the grant date, subject to continued employment through such vesting date. In addition, the base salary of our President, Americas was increased by 7% to $750,000.

Setting CEO and Other NEO Compensation

Our Board has assigned to the Committee the responsibility to approve compensation for all NEOs, including our CEO. The roles and duties of participants in the decision-making process for our executive program are summarized below.

Role of the Independent Compensation Consultant

Consistent with its charter, the Committee continued its engagement of Pay Governance LLC, a compensation consulting firm, to work with the Committee and the Company as an adviser on executive compensation matters in 2019. The compensation consultant reports to, and is directed by, the Committee, which has the authority to retain or terminate compensation advisers. In early 2019, the Committee reviewed information regarding the independence and potential conflicts of interest of Pay Governance, taking into account, among other things, the factors set forth in the NASDAQ listing standards.

Based on this review, the Committee concluded that the engagement of Pay Governance did not raise any conflict of interest. Outside of services provided for the Committee and advice to the Corporate Governance Committee related to compensation of non-employee directors, the compensation consultant did not provide additional services to the Company in 2019.

Compensation Decisions

In the case of NEOs other than the CEO, our Human Resources staff develops recommendations as to the level of compensation for each pay component generally based on position scope (defined as the executive’s relative responsibilities compared to others within the Company and the individual’s potential impact on Company operations), and the individual’s experience level and performance in addition to the factors discussed under “Analysis of 2019 Pay Decisions” above. Performance criteria and goals are recommended by our Human Resources staff based on the Company’s business plan and goals, with input from the CFO and his staff. Recommendations related to the elements generally reflect a review of practices of our Peer Group and Survey Data (as defined below), and are typically designed to take into consideration past practice and our strategy to tie a greater portion of total target compensation to variable versus fixed compensation.

Each recommendation is then discussed with our CEO for feedback and to determine final recommendations. Final recommendations are reviewed with the compensation consultant and the Chair of the Committee to ensure that they are consistent with the Committee’s expectations and the Company’s compensation philosophy, and ultimately submitted to the Committee for consideration. The Committee has the ultimate right and authority to revise and/or approve recommendations of management.

Our CEO’s compensation is determined by the Committee, working directly with the compensation consultant. The Committee determines each component of our CEO’s compensation, taking into consideration our CEO’s performance as well as market and Peer Group data and other factors such as level of experience and responsibilities, leadership, skill, contributions to the Company and the size and complexity of the Company’s balance sheet and operations.

Risk Assessment

In approving annual and long-term incentive awards for our NEOs, the Committee assesses the risks associated with the adoption of these awards, including the performance measures and goals for the awards, and has concluded that the Company’s incentive awards would not be likely to encourage excessive risk-taking. Management also annually reviews the Company’s compensation policies and practices for employees generally with the Committee and the Company’s compensation consultant to determine whether these programs create incentives that might motivate inappropriate or excessive risk-taking. For additional information, please see “Functions and Meetings of the Board of Directors-Risk Management and Risk Assessment.”

Consideration of Peer Groups and Survey Data

Given that there is just one other U.S.-based publicly traded car rental company, peer companies are selected to supplement that company with additional companies from industry sectors that are viewed as most relevant to our business based on the following criteria: company size based on revenue as the primary factor, headcount, market capitalization, enterprise value, and debt and assets. Given our capital structure, we place a greater emphasis on enterprise value than market capitalization when developing the peer group. The Company’s peer group consists of the following 16 companies (the “Peer Group”):

AutoNation Inc.	MGM Resorts International
Carmax, Inc.	Norfolk Southern Corporation
Carnival Corporation	Office Depot, Inc.
Cintas Corporation	Pitney Bowes Inc.
Hertz Global Holdings, Inc.	RR Donnelley & Sons Company
Hilton Worldwide Holdings, Inc.	Royal Caribbean Cruises Ltd.
J.B. Hunt Transport Services, Inc.	Ryder System, Inc.
Marriott International, Inc.	Waste Management, Inc.

The Peer Group was initially approved in 2011 and reviewed in subsequent years. For 2019, the Committee made certain changes based on its annual review as further described below, including removing Wyndham Worldwide given Wyndham’s recent spin-off into two separate companies. The Committee reviewed pay data of the Peer Group, as previously discussed to ensure reasonable comparability of the pay packages of our NEOs. The Committee does not specifically target any percentile within the Peer Group when setting overall compensation, any individual element of compensation or the relative pay mix among different elements of compensation. The Committee generally reviews the Peer Group each year in order to ensure that the component companies continue to meet the criteria for which they were selected, as well as to identify other companies that may become appropriate for inclusion. The Committee recognizes that our executives have opportunities available to them in a range of industries and that any peer group for the Company will have some inherent limitations given the absence of a large sample of public companies in the vehicle rental business. In order to compare ourselves to a broad set of general industry market data available, the Committee also reviews widely-used survey data from consulting firms such as Aon Hewitt and Willis Towers Watson for companies that have revenue comparable to ours (the “Survey Data”) as another data point. The Survey Data1 represents data from over 1,000 companies sized according to revenue, assets and number of employees.

In 2019, the Committee considered the Survey Data for each element of the 2019 compensation and benefits package as a general check and to ensure reasonable comparability. Consideration of the Peer Group and the Survey Data represented just two factors considered in setting executive compensation for 2019. Please refer to “Analysis of 2019 Pay Decisions” for the other factors considered in setting executive compensation for 2019.

____________

1 While the Survey Data include a general list of participating companies, each survey provides information on a “no-names” basis-i.e., for each position comparison, it does not identify by name which companies comparable in revenue size to our Company produced results for each position matched, and thus we are unable to list the comparable companies that are included in the Survey Data utilized.

Committee Consideration of the Company’s 2019 Shareholder Vote on Executive Compensation

The Committee reviewed the results of the Company’s shareholder advisory vote on executive compensation (“Say on Pay”) in 2019. At the 2019 annual meeting of shareholders, 98% of the votes cast were in support of the Company’s Say on Pay proposal. Based on the 2019 Say on Pay results and feedback from shareholders, the Committee concluded that the Company’s overall compensation program as it relates to its NEOs enjoys the support of the Company’s shareholders and does not require revision to address any broad shareholder concerns.

Policy Related to Equity Awards

Our practice has been to grant long-term incentive awards at pre-established meetings of the Committee. Annual long-term incentive awards, which typically include the awards granted to all of the NEOs, are usually approved in the first quarter. However, the Committee retains the ability to determine, and has in the past determined, that another grant date may be appropriate in certain circumstances. Awards may also be approved at other Committee meetings typically for executives hired or promoted since the prior meeting. In connection with valuing the grants of stock-based awards, it is our policy generally to use, as the grant or strike price for any stock-based compensation vehicle, the closing price of our Common Stock on the date determined by the Committee as the grant date, which is typically the date the Committee approves the award. The Committee typically approves a dollar amount for each restricted unit award, which is then divided by the closing price of our Common Stock on the date of grant to arrive at the number of restricted units to be granted.

Executive Stock Ownership and Retention Guidelines

Our executive stock ownership guidelines require senior officers to acquire and hold designated levels of Avis Budget Common Stock. Under these guidelines, our CEO is required to retain 100%, and other NEOs are required to retain a minimum of 50% of the net shares (net of taxes) obtained upon the vesting of restricted stock awards and of vested stock options (if applicable), until reaching the following specified ownership thresholds:

Officer role(s)	Threshold
CEO	Five times base salary
CFO, Regional Presidents	Three times base salary
CHRO	Two times base salary

Given the mandatory hold provision until thresholds are obtained, there is no specified deadline for achieving designated thresholds. For purposes of the executive stock ownership guidelines, stock ownership is defined to include stock owned by the executive directly, stock owned indirectly through the Company’s savings plan, and the “in-the-money” portion of vested stock options. Our Interim CEO and CHRO have exceeded the applicable ownership thresholds. Our CFO and President, International have not yet attained these thresholds due to their recent appointments.

Following attainment of ownership thresholds, our NEOs are required, for a period of one year, to hold an amount equal to 50% of the net shares obtained upon the vesting of any equity award and 50% of all stock options that vest.

Employment and Change of Control Agreements; Severance Arrangements

To foster the retention of our key management team and in accordance with past practice, we have agreements with our NEOs under which the Company seeks to provide appropriate protections consistent with prevailing market practices. A more detailed description of the Company’s current agreements with our NEOs is set forth below under the heading “Employment Agreements and Other Arrangements,” and the benefits that would be received by our NEOs in the event of termination without cause or a change in control are set forth below under the heading “Termination, Severance and Change of Control Arrangements.”

Perquisites and Benefits

We seek to provide perquisites to our executives that are consistent with those provided by the general market and Peer Group companies. Our perquisites currently consist primarily of financial planning services, auto use or allowance, discounted auto insurance, auto leasing through the employee lease program and limited personal use of Company-leased aircraft services. In 2019, Mr. Servodidio, who was based in the United Kingdom, was also provided with expatriate benefits associated with a Company-requested long-term assignment to the United Kingdom, and Mr. Smith was also provided with some expatriate benefits associated with his temporary relocation to the United States from the United Kingdom. The Company does not provide tax reimbursements on perquisites for any of our NEOs other than relocation and expatriate benefits in accordance with the Company’s standard policies.

Employees, including our NEOs, may also receive tickets for professional baseball games held at Yankee Stadium, which are part of the Company’s season ticket subscription, and do not result in an associated incremental cost to our Company. Our ticket allocation policy is generally seniority-based, with a valid business purpose superseding any personal use. We will continue to review our compensation and benefit programs to ensure that we remain competitive with comparable companies and are able to attract and retain highly qualified senior executives.

Anti-Hedging Policy

The Company’s insider trading policy prohibits directors, executive officers and other employees required to pre-clear trades in Company securities, along with members of their families and others living in their households and investment partnerships and other entities over which they have or share voting or investment control (collectively, the “Covered Persons”) from:

•    engaging in hedging and monetization transactions that permit any Covered Person to continue to own the Company’s equity securities without the full risks and rewards of ownership, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds;

•    holding the Company’s equity securities in a margin account or otherwise pledging the Company’s equity securities as collateral for a loan;

•    participating in transactions involving options in relation to the Company’s securities, such as puts, calls or other derivative securities on an exchange or in any other organized market; and

•    engaging in short sales of the Company’s equity securities.

For purposes of the above, the Company’s equity securities include securities acquired by a Covered Person as part of his or her compensation or otherwise. The Third A&R Cooperation Agreement provides an exception for Mr. Sarma, a nominee under Proposal No. 1. In his capacity as an advisor, director, general partner or manager of SRS or any affiliated fund, Mr. Sarma is not prohibited from pledging or making purchases on margin of, or entering into derivative or hedging arrangements (including options) with respect to, the securities of the Company, which transactions are otherwise in compliance with applicable law and the Third A&R Cooperation Agreement.

Recoupment (Clawback) Policy

Our Board of Directors has adopted a policy that provides that if the Board learns of any intentional misconduct by an “executive officer” (as defined under Section 16 of the Exchange Act) that resulted in an increase to incentive income awarded to that officer, the Board will, to the full extent permitted by applicable law, in all appropriate cases, require reimbursement of the increased portion of incentive income awarded to that officer. We intend to amend our clawback policy, if necessary, to comply with any rules adopted by the SEC.

Compensation Committee Report

The Avis Budget Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE
Brian J. Choi (Chair)
Mary Choksi
Jeffrey H. Fox

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(b)	Stock Awards ($)(c)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(e)	All Other Comp ($)(f)	Total ($)
Ferraro, Joseph A. Interim CEO	2019 2018 2017	725,000 650,000 648,767	— — —	2,999,991 1,199,974 2,900,000	— — —	1,022,250 902,525 0	44,988 — 31,450	136,777 52,895 38,540	4,929,006 2,805,394 3,618,757
North, John F. EVP and CFO	2019	461,538	500,000	3,999,968	—	481,007	—	279,637	5,722,150
Rankin, Keith President, International	2019	294,346	253,549	2,000,031	—	0	—	166,610	2,714,536
Linnen, Edward P. EVP, CHRO	2019	500,481	—	550,017	—	398,438	—	58,789	1,507,725
De Shon, Larry D. Former CEO	2019 2018 2017	1,201,923 1,100,000 1,095,068	— — —	6,100,012 5,500,000 5,499,991	— — —	1,710,000 1,699,500 0	— — —	7,730,447 127,666 339,018	16,742,382 8,427,166 6,934,077
Smith, Martyn Former Interim CFO	2019 2018 2017	500,834 575,000 386,132	— — —	— — —	— — —	117,654 473,800 0	31,022 3,271 —	986,241 174,654 88,731	1,635,751 1,226,725 474,863
Servodidio, Mark J. Former President, International	2019 2018 2017	300,481 625,000 623,767	— — —	— 1,199,974 1,850,008	— — —	0 288,750 302,950	— — —	3,985,318 1,851,334 1,020,757	4,285,799 3,965,058 3,797,482

(a)    Salary includes amounts deferred under the Company’s Deferred Compensation Plan or 401(k) Plan. For Messrs. North, Rankin and Servodidio, their 2019 salary is prorated to reflect time in position. For Messrs. Rankin and Smith, base salary reflects a monthly average £/$ exchange rate as of the date paid, received or allocated.

(b)    Messrs. North and Rankin received sign-on bonuses in the amount of $500,000 and £200,000, respectively. For Mr. Rankin, his bonus reflects the monthly average £/$ exchange rate as of the date paid, received or allocated.

(c)    Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation. Assumptions used in the calculation of the grant date fair value of the 2019 stock awards are included in Note 17 to our audited financial statements for the fiscal year ended December 31, 2019, included in our 2019 Form 10-K. The grant date value of the 2019 stock awards assuming achievement of the highest level of performance conditions are: for Mr. Ferraro, $3,749,979; Mr. North, $4,749,951; Mr. Rankin, $2,750,038, Mr. Linnen, $715,029 and Mr. De Shon, $9,760,012. The 2019 stock awards are further discussed in the Compensation Discussion & Analysis (the “CD&A”).

(d)    For 2019, amounts reflected were earned based on the terms of the 2019 AIP as further discussed in the CD&A and include amounts deferred under the Company’s Deferred Compensation Plan. For prior years, amounts were earned based on pre-established annual performance goals and include amounts deferred under the Company’s Deferred Compensation Plan.

(e)    For Mr. Ferraro, the reported change in pension value for 2017 represents the change in value accumulated in the Avis Rent A Car System, LLC Pension Plan. For 2018, Mr. Ferraro’s pension value decreased by $20,594, primarily driven by an increase in the discount rate. During 2019, Mr. Ferraro’s change in pension value increased by $44,988 primarily driven by a decrease in the discount rate. Avis froze this qualified defined benefit pension plan to new participation and future benefit accruals as of December 31, 1998. For Mr. Smith, the reported change in pension value during the year represents the increased value accumulated in the Avis UK Pension Plan. Pension values for Mr. Smith reflect a £/$exchange rate as of the date paid, received, or allocated. Please see the “Pension Benefits Table” for further information regarding these plans.

(f)     All Other Compensation is comprised of the benefits and perquisites presented in the following tables.

All Other Compensation Table

Name	Year	Company Contributions To Deferred Compensation Plans ($)(a)	Perquisites ($)(b)	Expatriate, Relocation and Other Benefits ($)(c)	Tax Equalization and Reimbursement ($)(d)	Total All Other Compensation ($)
Mr. Ferraro	2019 2018 2017	96,959 11,500 —	39,081 40,658 37,831	737 737 709	— — —	136,777 52,895 38,540
Mr. North	2019	23,539	29,206	226,892	—	279,637
Mr. Rankin	2019	4,407	11,038	151,165	—	166,610
Mr. Linnen	2019	29,769	28,481	539	—	58,789
Mr. De Shon	2019 2018 2017	173,047 66,000 104,769	50,700 57,392 43,977	7,500,756 756 756	5,944 3,518 189,516	7,730,447 127,666 339,018
Mr. Smith	2019 2018 2017	— — —	3,932 12,843 13,853	982,309 161,811 74,878	— — —	986,241 174,654 88,731
Mr. Servodidio	2019 2018 2017	35,354 55,677 60,246	12,737 24,203 27,640	2,644,255 267,657 273,772	1,292,972 1,503,797 659,099	3,985,318 1,851,334 1,020,757

(a)    For Messrs. Ferraro, North, Linnen, De Shon and Servodidio, amounts represent Company matching contributions under the Company’s Deferred Compensation Plan for the benefit of certain of our executive officers. For Mr. Rankin, represents Company matching contributions under the “Defined Contribution” section of the Avis UK Pension Plan. Under the terms of the Deferred Compensation Plan and the Avis UK Pension Plan, participants may receive Company matching contributions up to a maximum cap of 6% and 4%, respectively.

(b)    Represents the perquisites presented in the “Perquisites Table” set forth below.

(c)    Represents the value of insurance premiums paid by the Company for a broad-based life insurance benefit. For Messrs. De Shon, Smith and Servodidio, also includes cash severance payments in the amounts of $7,500,000, $912,500 and $2,500,000, respectively, as further described under “Employment and Change of Control Agreements; Severance Arrangements.” For Messrs. North and Rankin, amounts also include relocation benefits in accordance with the Company’s standard policies for executives. Mr. Rankin’s amount also includes $58,324 for tuition reimbursement in accordance with his agreement with the Company. Mr. Smith’s amount includes benefits in connection with his relocation back to the United Kingdom, and Mr. Servodidio’s amount includes expatriate benefits in connection with his long-term assignment to the United Kingdom and benefits in connection with his relocation back to the United States, in each case as set forth below:

Mr. Smith ($)*
Year	Company Paid Housing	Relocation Benefits***	Other Allowances**	Total
2019	18,050	3,867	47,892	69,809
2018	68,020	—	93,139	161,159
2017	37,212	3,225	34,014	74,451
Mr. Servodidio ($)*
Year	Housing Allowance	Relocation Benefits	Other Allowances**	Total
2019	77,482	3,069	62,995	143,546
2018	175,097	—	91,851	266,948
2017	166,588	—	106,504	273,092

*Reflects an average monthly £/$ exchange rate as of the date paid, received or allocated.

**For Mr. Servodidio, amounts include allowances for home leave, utilities, and a goods and services differential to make up for the difference in prices between home and host locations in addition to reasonable car rental costs for his accompanying spouse while on assignment. For Mr. Smith, amount includes reimbursements for home leave to the United Kingdom.

***For Mr. Smith, amounts include destination services related to his relocation from United States to the United Kingdom. For Mr. Servodidio, amounts include destination services related to his relocation from the United Kingdom to the United States

(d)    For Mr. Servodidio, amounts represent the incremental cost to the Company of tax equalization and other related payments associated with long-term assignments to the United Kingdom, all in accordance with the Company’s standard policies. For 2019, estimates of these values are reported, and are based on currently available information. Actual 2019 values may differ, and are subject to change based on additional credits due to the Company or liabilities incurred by the Company related to filings for the 2019/2020 tax year in the United Kingdom. For 2019, amounts for Mr. De Shon primarily represent trailing liabilities related to stock awards that vested in 2019. Per the Company’s standard policy, expatriate benefits and reimbursements are discontinued at the end of an assignment. However, tax equalization and other tax related payments may continue, but only to the extent that liabilities related to the foreign assignment are incurred. For 2019, we have included $92,375 attributable to 2018 income which was not paid until after the Company’s 2019 proxy statement was filed.

Perquisites Table

Name	Year	Personal Use of Company Aircraft ($)(a)	Financial Services ($)(b)	Car ($)(c)	Total Perquisites ($)(d)
Mr. Ferraro	2019 2018 2017	— 2,461 2,334	13,461 12,953 15,155	21,770 21,394 20,342	39,081 40,658 37,831
Mr. North	2019	—	13,255	12,101	29,206
Mr. Rankin	2019	—	—	11,038	11,038
Mr. Linnen	2019	2,642	8,759	13,230	28,481
Mr. De Shon	2019 2018 2017	22,798 23,926 8,694	14,302 13,703 13,226	9,750 15,913 18,207	50,700 57,392 43,977
Mr. Smith	2019 2018 2017	— — —	365 1,593 833	3,567 11,250 13,020	3,932 12,843 13,853
Mr. Servodidio	2019 2018 2017	— — —	7,112 12,953 12,540	5,625 11,250 11,250	12,737 24,203 27,640

(a)    Under our aircraft policy, our CEO has reasonable non-business access to leased jet services, subject to prevailing market practices. For our other NEOs, non-business access is subject to approval by our CEO in his sole discretion. The incremental cost of personal use of the leased jet services was calculated based on the contracted per hour cost, which includes flight-specific direct operating costs such as standard fuel, maintenance, repairs, catering and miscellaneous fees such as variable fuel surcharge as applicable, and international fees for travel outside the United States. Since the aircraft is leased primarily for business travel, fixed costs, such as crew salaries, training, hangaring, insurance and services support are not included. Spouses of NEOs are occasionally additional passengers on business flights provided by our leased jet services. In such cases, there is no incremental cost to the Company, and as a result, no amount is reflected in the table.

(b)    For Messrs. Ferraro, North, Linnen, De Shon and Servodidio, includes actual costs we incurred for financial services, including tax return preparation, financial planning and estate planning. Amounts also include Company-paid premiums in connection with a group excess liability umbrella insurance policy, which for 2019 did not exceed $2,700 for any NEO.

(c)    Represents the annual lease value of a Company-provided car, or annual car allowance. For Messrs. Rankin and Servodidio, reflects a monthly average £/$exchange rate for the vehicle use period. NEOs are eligible to participate in the Company’s employee auto insurance program and employee car lease program; however, no amounts are included for these programs as the Company does not incur any associated incremental cost.

(d)    For Messrs. Ferraro, North, Linnen and De Shon, amounts include payments for annual physical examinations (annual costs for any NEO did not exceed $3,850).

CEO Pay Ratio

Based on a review of our internal records, we believe that there has not been a change in our employee population or compensation arrangements that would significantly change our pay ratio disclosure as compared to last year. Therefore, for 2019, we relied on the same median employee identified for 2017 and 2018 (the “Median Employee”) to calculate this year’s pay ratio and calculated the total annual compensation for the Median Employee applying the same methodology used for our named executive officers, as set forth in the Summary Compensation Table above. Total compensation for 2019 for our Former CEO was $16,742,382. Our Median Employee’s total compensation for 2019 was $31,083. The ratio of our CEO’s pay to the pay of our Median Employee for 2019 is 538 to 1.

Supplemental Pay Ratio Calculation Excluding Severance Payments to our Former CEO

The Summary Compensation Table includes one-time severance payments that were made to our Former CEO in addition to his salary, incentive awards and other compensation. Accordingly, we have prepared a supplemental calculation demonstrating the comparison of the compensation and ratio in which severance payments made to our Former CEO are excluded. We feel this calculation more accurately reflects the ratio of compensation of our Former CEO to the Median Employee. Total compensation for 2019 (excluding severance) for our Former CEO was $9,242,382. Based on the alternative calculation that excludes severance payments made to our Former CEO, the ratio of the annual total compensation of CEO pay to the pay of our Median Employee for 2019 is 297 to 1.

2019 Grants of Plan-Based Awards Table

Name	Award Type	Grant/ Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards Number of Shares of Stock or Units (#)(c)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($ per share)	Grant Date Fair Value of Stock and Option Awards ($)(d)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Ferraro	Annual Incentive RSU PSU RSU	— 3/15/2019 3/15/2019 8/7/2019	181,250	725,000	1,450,000	10,770	21,539	43,078	21,539 48,062	— —	— —	749,988 749,988 1,500,015
Mr. North	Annual Incentive RSU RSU PSU RSU	— 4/17/2019 4/17/2019 4/17/2019 8/7/2019	118,767	475,069	950,138	10,587	21,174	42,348	42,349 21,174 32,041	— — —	— — —	1,500,002 749,983 749,983 1,000,000
Mr. Rankin	Annual Incentive RSU RSU PSU	— 8/7/2019 8/7/2019 8/7/2019	77,335	309,338	618,676	12,016	24,031	48,062	16,021 24,031	— —	— —	500,015 750,008 750,008
Mr. Linnen	Annual Incentive RSU PSU	— 3/15/2019 3/15/2019	93,750	375,000	750,000	2,370	4,739	9,478	11,057	—	—	385,005 165,012
Mr. De Shon	Annual Incentive RSU PSU	— 3/15/2019 3/15/2019	450,000	1,800,000	3,600,000	52,556	105,112	210,224	70,075	—	—	2,440,012 3,660,000
Mr. Smith	Annual Incentive	—	38,072	154,808	309,616

(a)    Reflects pay opportunity under the 2019 AIP, which is discussed in the CD&A. Amounts earned under this program are set forth in the Summary Compensation Table. For Messrs. North, Rankin and Smith, 2019 AIP opportunity is prorated to reflect time in position in 2019.

(b)    Represents awards of PSUs which are scheduled to vest on March 15, 2022, subject to continued service and based on three-year cumulative Adjusted EBITDA goals, as more fully described in the CD&A under “2019 Long-Term Incentive Awards.”

(c)    Represents awards for RSUs which are scheduled to vest in equal installments on each of the first three anniversaries of the date of grant, generally subject to continued service.

(d)    Assumptions used in the calculation of the grant date fair value of the awards are included in Note 17 to our audited financial statements for the fiscal year ended December 31, 2019, included in our 2019 Form 10-K. The grant date value of the stock underlying the PSUs assuming attainment of the highest level of performance conditions were: for Mr. Ferraro, $1,499,976; Mr. North, $1,149,966; Mr. Rankin, $1,500,015; Mr. Linnen, $330,024; and Mr. De Shon, $7,320,000.

Outstanding Equity Awards at Fiscal Year-End Table

		Option Awards					Stock Awards(a)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercisable Unearned Options (#)	Options Exercise Price ($)	Options Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Ferraro	8/7/2019 3/15/2019 3/15/2018 3/1/2017						48,062 (b) 21,539 (c) 8,210 (d) 5,813 (e)	1,549,519 694,417 264,690 187,411	21,539 (h) 12,315 (i) 17,437 (j)	694,417 397,036 526,169
Mr. North	8/7/2019 4/17/2019						32,041 (b) 63,523 (f)	1,033,002 2,047,982	21,174 (l)	682,650
Mr. Rankin	8/7/2019						40,052 (b)	1,291,276	24,031 (m)	774,759
Mr. Linnen	3/15/2019 3/15/2018 3/1/2017						11,057 (c) 4,790 (d) 3,391 (e)	356,478 154,430 109,326	4,739 (h) 3,079 (i) 4,359 (k)	152,785 99,267 140,534
Mr. De Shon	3/15/2019 3/15/2018 3/1/2017						70,075 (c) 30,104 (d) 21,312 (e)	2,259,218 970,553 687,099	67,734 (i) 95,902 (j)	2,183,744 3,091,880
Mr. Servodidio	3/15/2018 3/1/2017								12,315 (i) 17,437 (j)	397,036 562,169

(a)    Stock awards include RSUs and PSUs. Values are based on the closing price of our Common Stock on December 31, 2019 of $32.24. Notes (b)-(m) are set forth below:

	Award	Scheduled Vesting
(b)	RSUs	August 7, 2021. For Mr. Rankin, 16,021 units will vest on August 7, 2021 and 24,031 units will vest in three equal installments on August 7, 2020, 2021 and 2022.
(c)	RSUs	Three equal installments on March 15, 2020, 2021 and 2022. For Mr. De Shon, the units were accelerated in January 2020.
(d)	RSUs	Two equal installments on March 15, 2020 and 2021. For Mr. De Shon, units were accelerated in January 2020.
(e)	RSUs	March 1, 2020.
(f)	RSUs	Three equal installments on April 17, 2020, 2021 and 2022.
(g)		Intentionally left blank
(h)	PSUs	March 15, 2022 based on three-year cumulative Adjusted EBITDA performance.
(i)	PSUs	March 15, 2021 based on three-year cumulative Adjusted EBITDA performance.
(j)	PSUs	March 1, 2020 based on Adjusted EBITDA Margin performance during the three-year performance period. These awards were forfeited as performance goals were not met.
(k)	PSUs	March 1, 2020 based on three-year cumulative Adjusted EBITDA performance.
(l)	PSUs	April 17, 2022 based on three-year cumulative Adjusted EBITDA performance.
(m)	PSUs	August 7, 2022 based on three-year cumulative Adjusted EBITDA performance.

2019 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting ($)
Mr. Ferraro	—	—	33,116	1,206,997
Mr. Linnen	—	—	17,293	530,967
Mr. De Shon	—	—	47,956	1,600,789
Mr. Servodidio	—	—	31,040	1,032,923

(a)    Represents vesting of RSU awards granted in 2016, 2017 and 2018.

Pension Benefits Table

Name	Plan Name (a)	Number of Years of Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(a)	Payments During Last Fiscal Year ($)
Mr. Ferraro	Avis Rent A Car System, LLC Pension Plan	21 years, 1 month	420,690	—
Mr. Smith	Avis UK Pension Plan (b)	3 years, 6 months	220,457	7,928

(a)    Avis froze its qualified defined benefit pension plan to new participation and future benefit accruals as of December 31, 1998. Mr. Ferraro is the only NEO who participated in this plan. Prior to December 31, 1998, Mr. Ferraro earned the right to receive certain benefits upon retirement at the retirement age of 65 or upon early retirement on or after age 55. For a discussion of the calculation of retirement benefits, please see Note 18 to our audited financial statements for the fiscal year ended December 31, 2019, included in our 2019 Form 10-K.

        The Avis Rent A Car System, LLC Pension Plan is a qualified, final average pay type of retirement plan that pays unreduced benefits upon attainment of age 65. The retirement benefit is calculated by multiplying years of credited service and final average pay (five highest consecutive years earnings in the ten years immediately preceding the December 31,1998 plan freeze date) and reducing that amount by a portion of estimated Social Security old age benefits payable at age 65. The normal form of payment is a 50% joint and survivor annuity (assuming the participant is married at the time benefit payments commence). Alternate forms of annuity payments and a lump-sum option may be selected, if approved by the spouse.

(b)    As of December 31, 2019, Mr. Smith participated in the Avis UK Pension Plan, a funded pension plan, set up and administered under UK trust law and other relevant UK legislation. The plan has defined benefit and defined contribution sections. Mr. Smith participates in the defined benefit component of the Plan, which provides pension benefits based on service and final salary, and are payable to Mr. Smith upon attainment of age 62. Pension benefits increase in line with price inflation, subject to limits set out in the Plan’s governing documents. For Mr. Smith, the present value of accumulated benefits reflects £/$ exchange rate as of December 31, 2019, and payments during last fiscal year reflect a £/$ exchange rate as of the date paid, received or allocated. For a discussion of the calculation of retirement benefits, please see Note 18 to our audited financial statements for the fiscal year ended December 31, 2019, included in our 2019 Form 10-K.

Non-qualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)(a)	Registrant Contributions in Last FY ($)(b)	Aggregate Earnings in Last FY ($)(c)	Aggregate Withdrawals/ Distributions ($)(d)	Aggregate Balance at Last FYE ($)(e)
Mr. Ferraro	96,959	96,959	28,240	—	222,158
Mr. De Shon	173,047	173,047	471,924	—	3,496,770
Mr. Servodidio	35,354	35,354	163,894	—	748,575
Mr. Linnen	49,615	29,769	31,552	—	181,058
Mr. North	23,539	23,539	4,250	—	51,327

(a)    Under the deferred compensation plan, participants can elect to defer a maximum of 80% of base salary and 98% of annual cash incentives. The agreements between participants and the Company must provide that the deferrals under the plan are (1) irrevocable; (2) agreed to before the compensation is earned; and (3) for a specified length of time. Amounts deferred by participants, as well as any matching contributions made by the Company, are typically contributed to a rabbi trust established for the purpose of holding plan assets. Participants may allocate deferrals to one or more deemed investments under the plan. Matching contributions may be subject to such distribution provisions as determined from time to time; however, all of a participant’s accounts under this plan will be distributed in the event of a change in control (as defined in the deferred compensation plan) or in the event that the participant’s service with us terminates as a result of death or disability. A participant in this plan may elect a single lump-sum payment of his or her account, or may elect installments over a period of up to 10 years; however, the participant’s entire account balance will be paid in a single lump-sum following a change in control.

(b)    The Company provides matching contributions for its NEOs up to a cap of 6% of base salary and annual incentive, as applicable.

(c)    All participant deferrals and matching contributions are immediately vested and are held in a grantor trust. Under this arrangement, the Company takes no tax deduction, and the beneficiaries pay no tax on contributions to the trust until amounts are paid. Although funds are potentially subject to the employer’s creditors, they are inaccessible to present and future management until payment is required to be made in accordance with the terms of the plan.

(d)    Amounts represent ordinary-course distributions pursuant to prior payment elections made by the NEOs in accordance with the terms and conditions of the applicable plan (as further discussed in note (a) above).

(e)    Represents total trust assets accumulated for all periods of plan participation through the end of 2019. The aggregate balance is the sum of all participant and registrant contributions and investment earnings less any withdrawals or distributions.

Employment Agreements and Other Arrangements

Each NEO has a written agreement with the Company, as summarized below and discussed under “Employment and Change of Control Agreements; Severance Arrangements.”

Former CEO

In May 2019, Mr. De Shon entered into a Separation and Consulting Agreement with the Company. Pursuant to the terms of Mr. De Shon’s employment agreement with the Company, the Separation Agreement provides for cash severance in the amount of $6,000,000 and that stock-based awards scheduled to vest by the two-year anniversary of the separation date will immediately vest following the separation date; provided that any such awards that vest based on the achievement of specific objective performance goals will not vest in full, but will remain outstanding and become vested or forfeited as provided in accordance with the terms and conditions of the applicable award agreement. The Separation Agreement also provides continuation of certain specified perquisites for two years as well as certain health benefits and tax services related to Mr. De Shon’s assignment in the United Kingdom from 2011 to 2015. Under the terms of the Separation Agreement, Mr. De Shon received an additional cash severance payment of $1,500,000, an additional 23,359 RSUs, granted in 2019, were accelerated following separation, and Mr. De Shon entered into certain post-termination restrictive covenants, including non-disparagement. The Separation Agreement also provides for a one-year post-employment consulting arrangement with aggregate consulting fees of $1.0 million. Mr. De Shon’s consulting fees will be paid in full if the consulting arrangement is terminated by the Company for any reason other than for “cause” or due to death or disability.

Former President, International

In March 2019, the Company entered into a Separation Agreement with Mr. Servodidio in connection with his separation from the Company, which became effective on June 14, 2019. Previously, Mr. Servodidio was party to a severance agreement on substantially the same terms as described below for other NEOs (the “Prior Agreement”). The Separation Agreement generally provides for severance in accordance with the Prior Agreement, subject to a release condition and continuation of restricted covenants for 24 months post-separation, including non-competition and non-solicitation.

Former Interim CFO

In June 2017, the Company entered into a letter agreement with Mr. Smith in connection with his appointment as Interim CFO. In addition to providing for a minimum base salary of $575,000 and benefits generally available to our executive officers, including expatriate benefits, Mr. Smith’s agreement provides for an annual incentive award with a target amount equal to 80% of his base salary for any portion of any year in which he holds the Interim CFO role, subject to attainment of performance goals. In February 2019, Mr. Smith’s agreement was amended to provide that for a period of six months following Mr. Smith’s resignation from the Interim CFO role, Mr. Smith will provide transition and advisory services and will continue to be paid his current base salary. At the end of his period of employment, Mr. Smith was also entitled to a cash payment of $912,500, upon execution of a release of claims to include post-termination restrictive covenants. In September 2019, Mr. Smith’s agreement was further amended through January 2020 so that Mr. Smith could continue to provide advisory services at a rate that was 50% of the base salary provided in the agreement.

Other NEOs

Each of our other NEOs currently employed by the Company is party to a severance agreement with the Company, which provides that if the executive’s employment is terminated by us other than for “Cause” (as described below), disability or death, he will receive a lump-sum severance payout equal to 200% of the sum of base salary plus target incentive bonus, and perquisites to include, if applicable, car usage and financial planning for a period of up to 24 months. In addition, for our NEOs (other than our CHRO) in connection with such termination, each agreement also generally provides for accelerated vesting on termination of the stock-based awards which would have vested in accordance with their original vesting schedule by the two-year anniversary of termination of employment. However, awards that vest based on the achievement of specified objective performance goals will remain outstanding following such termination and become vested or be forfeited based on actual achievement of the applicable performance goals during the two-year period following such termination. Severance is contingent upon execution of a separation agreement containing a release of claims against the Company and non-competition covenants.

Mr. Rankin is also party to an employment agreement under English law, which provides customary terms and conditions for employment in the United Kingdom, including non-competition and confidentiality provisions. In addition, Mr. North received an offer letter in connection with his commencement of employment, which set out his compensation described in the CD&A under “Pay Decisions Related to 2019 Management Changes,” as well as perquisites as set forth in the Summary Compensation Table.

As noted above, no NEO is entitled to any tax gross-up or other payments for any “golden parachute” excise taxes, interest or penalties.

Definition of Cause

For all our NEOs, “cause” is defined in the agreement for each NEO and generally includes the willful failure to substantially perform duties, any act of fraud, embezzlement or similar conduct and conviction of a felony.

Discussion of Change-in-Control Provisions

Equity Awards

The Company’s Amended and Restated Equity and Incentive Plan (the “Equity Plan”) generally provides that equity awards accelerate following a Change in Control (as defined in the Equity Plan) of the Company only if a participant is also terminated without cause or experiences a Constructive Discharge (as defined in the Equity Plan) within two years following a Change in Control. Under the Equity Plan:

“Change in Control” is generally defined as (a) any person or entity is or becomes the “beneficial owner” of 50% or more of the combined voting power of the Company’s then outstanding voting securities; (b) a change in the majority of the members of the Board unless approved or recommended by a vote of at least a majority of the directors then still in office; (c) there is a merger or consolidation of the Company (other than when 50% or more of the voting power remains the same or a recapitalization where no person owns more than 50% of the voting power); or (d) shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is a sale or disposition by the Company, of all or substantially all of the Company’s assets; and

“Constructive Discharge” is generally defined as set forth in a grantee’s employment agreement, or if no agreement or definition exists it is defined as: (a) a material reduction in base compensation, (b) a material adverse change in the nature or status of duties or responsibilities, or (c) a relocation of more than 30 miles from the principal place of employment.

Severance

Potential severance payments are described above, none of which are payable solely due to a Change in Control (as defined above).

Termination, Severance and Change of Control Arrangements

The table and narrative below describes the potential severance payments for each NEO, as of December 31, 2019.

Name and Triggering Event(a)	Lump-Sum Severance Payment ($)(b)	Accelerated Vesting of Stock-based Awards ($)(c)	Continuation of Benefits and Perquisites ($)(d)	Total ($)
Mr. Ferraro
Resignation or Termination by Company for Cause	—	—	—	—
Termination due to Death or Disability	1,022,250	4,349,660		5,371,910
Termination by Company without Cause	3,000,000	3,423,759	93,269	6,517,028
Change of Control Transaction and Termination by Company without Cause or due to a Constructive Discharge	3,000,000	4,349,660	93,269	7,442,929
Change of Control Transaction without Termination	—	—	—	—
Mr. North
Resignation or Termination by Company for Cause	—	—	—	—
Termination due to Death or Disability	481,007	3,763,633	—	4,244,640
Termination by Company without Cause	2,400,000	2,398,301	46,594	4,844,895
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	2,400,000	3,763,633	46,594	6,210,227
Change of Control Transaction without Termination	—	—	—	—
Mr. Rankin
Resignation or Termination by Company for Cause	—	—	—	—
Termination due to Death or Disability	—	2,066,036	—	2,066,036
Termination by Company without Cause	2,121,172	1,033,002	58,718	3,212,892
Change of Control Transaction and Termination by Company without Cause or due to a Constructive Discharge	2,121,172	2,066,036	58,718	4,245,926
Change of Control Transaction without Termination	—	—	—	—
Mr. Linnen
Resignation or Termination by Company for Cause	—	—	—	—
Termination due to Death or Disability	398,438	1,012,820	—	1,411,258
Termination by Company without Cause	1,750,000	—	39,660	1,789,660
Change of Control Transaction and Termination by Company without Cause or due to a Constructive Discharge	1,750,000	1,012,820	39,660	2,802,480
Change of Control Transaction without Termination	—	—	—	—
Mr. De Shon
Resignation or Termination by Company for Cause	—	—	—
Termination due to Death or Disability	1,800,000	9,192,494	29,263	11,021,757
Termination by Company without Cause or due to Constructive Discharge	7,500,000	9,192,494	70,272	16,762,766
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	7,500,000	9,192,494	70,272	16,762,766
Change of Control Transaction without Termination	—	—	—

(a)    Descriptions of the terms “Cause” and “Constructive Discharge” are provided above under the section captioned “Employment Agreements and Other Arrangements — Certain Defined Terms.”

(b)    For each NEO listed above (other than Mr. De Shon), lump-sum severance payments, other than due to death or disability, were calculated based on each executive’s base salary and target annual incentive as of December 31, 2019 and multiplied by 200%. Severance due to death and disability is calculated based on actual annual incentives for Messrs. Ferraro, North, Rankin and Linnen and target annual incentive for Mr. De Shon. For Mr. De Shon, lump-sum severance payment was calculated based on the Separation Agreement between the Company and Mr. De Shon. Such agreement also provides for a one-year post-employment consulting arrangement with aggregate fees of $1 million as further described in “Employment Agreements and Other Arrangements.”

(c)    The values of RSUs and PSUs were calculated assuming accelerated vesting as of December 31, 2019 and based on the closing price of our Common Stock of $32.24. Descriptions of the accelerated vesting provisions are provided under “Employment Agreements and Other Arrangements.”

(d)    For Messrs. Ferraro, Linnen and De Shon, reflects 24 months of continued health and dental, car benefits and financial planning. For Messrs. North and Rankin, reflects 24 months of continued car benefits and financial planning.

Director Compensation

Non-employee directors are compensated for their service on the Board as described below.

Annual Compensation

For 2019, our directors received an annual director retainer of $225,000. To reflect their additional responsibilities, the Chairman of the Board and the chairs and members of the Audit, Compensation, Corporate Governance and Executive Committees received additional annual retainers. The current rates of these retainers are set forth below.

Annual Retainers ($)
Chairman of the Board	125,000
Audit Committee Chair	25,000
Audit Committee Member	12,500
Compensation Committee Chair	25,000
Compensation Committee Member	12,500
Corporate Governance Committee Chair	18,000
Corporate Governance Committee Member	9,000
Executive Committee Member	9,000

In 2019, the Board established an ad hoc Strategy Committee to assist the Board with oversight of the Company’s long-term strategy. Chair and member retainers for the Strategy Committee are the same as for the Corporate Governance Committee. For 2019, Strategy Committee members who received such retainers included Mr. Sparks (Chair), Mr. Lurie and Mr. Salerno.

In 2019, the annual retainers, committee chair stipends and committee membership stipends (collectively, “Director Fees”) were paid 50% in cash and 50% in equity, subject to a cap of 30,000 shares. Cash payments are paid quarterly and the equity portion is awarded annually and generally vests on the one-year anniversary of the date of grant. Under the Company’s deferred compensation plan applicable to non-employee directors (the “NED Plan”), Directors may elect to defer all or a portion of their Director Fees. Directors who elect to defer Director Fees payable in cash may choose from various investment choices similar to those available to the NEOs under our executive deferred compensation plan or may elect to receive an increased equity award in lieu of some or all of such cash fees.

Under the NED Plan, the equity portion of director compensation is automatically deferred into the form of deferred stock units. Such units convert on a one-on-one basis into the Company’s Common Stock upon termination of service, a change in control, or at a different time based on a director’s election. In lieu of automatic deferral, directors may elect to receive the equity portion of their compensation in the form of the Company’s Common Stock.

Directors do not receive any meeting fees or any benefits such as life or medical insurance. Any member of the Board who is also an officer or employee of our Company does not receive compensation for serving as a director, other than reimbursement of travel-related expenses for meetings held outside the Company’s headquarters. Directors are eligible for limited matching of charitable contributions through the Avis Budget Group Charitable Foundation. Directors are also eligible to purchase vehicles through the auto lease program we make available to our employees; however, such purchases do not result in an associated incremental cost to the Company.

Stock Ownership Guidelines

Minimum stock ownership guidelines require each non-employee director to acquire and hold designated levels of our Company’s Common Stock. Under these guidelines, our non-employee directors are required to retain a minimum of 50% of the net shares (net of taxes) awarded in connection with their director compensation, until reaching an ownership threshold of five times the annual cash retainer. Given the mandatory hold provision until the threshold is obtained, there is no specified deadline for achieving designated thresholds. Under these guidelines, stock ownership is defined to include stock owned by the director directly, stock owned indirectly through the NED Plan, and the “in-the-money” portion of vested stock options, if any. As of December 31, 2019, all current directors with more than five years of Board service who receive compensation for Board service had exceeded such minimum ownership threshold. Mr. Choi and Mr. Pahwa have each elected not to receive compensation for Board service. In addition, SRS’s policies do not allow either Mr. Choi or Mr. Pahwa to own any shares of the Company’s Common Stock, and they are therefore not subject to the Company’s stock ownership guidelines.

2019 Director Compensation Table

Name of Director	Fees Earned or Paid In Cash ($)(a)	Stock Awards ($)(b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(c)	Total ($)
Choi, Brian J. (d)	—	—	—	—	—
Choksi, Mary C.	125,000	124,998	—	5,000	254,998
Coleman, Leonard S.	190,250	190,252	—	5,000	385,502
Fox, Jeffrey H.	118,750	118,744	—	5,000	242,494
Krominga, Lynn	127,750	127,753	—	5,000	260,503
Lurie, Glenn	123,250	123,266	—	5,000	251,516
Mestre, Eduardo G. (e)	—	90,374	—	5,000	95,374
Pahwa, Jagdeep (d)	—	—	—	—	—
Salerno, F. Robert (f)	133,242	127,753	—	5,000	265,995
Shammo, Francis J.	125,000	124,998	—	5,000	254,998
Sparks, Carl	127,750	127,753	—	5,000	260,503
Viswanathan, Sanoke	112,500	112,491	—	5,000	229,991

(a)    Represents no more than 50% of non-employee director compensation. Directors may elect to defer some or all the compensation earned or paid in cash under the NED Plan. Until his retirement from the Board on May 21, 2019, Mr. Mestre elected to receive all cash compensation in the form of deferred stock units.

(b)    The stock awards represent a minimum of 50% non-employee director compensation. Amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The number of deferred stock units or shares of Common Stock to be received pursuant to the equity portion of non-employee director compensation is equal to the value of the compensation being paid in the form of equity divided by the Company’s closing stock price on the date of grant. For 2019, directors have the opportunity to receive the equity portion of their compensation in the form of the Company’s Common Stock upon vesting in 2020. Mr. Coleman and Ms. Krominga made such an election. Each of the other directors received stock awards in the form of deferred stock units.

        Outstanding stock awards for the Company’s current non-employee directors at fiscal year-end were as follows: for Ms. Choksi, 72,687 deferred stock units; for Mr. Coleman, 74,672 deferred stock units; for Mr. Fox, 18,232 deferred stock units; for Ms. Krominga, 57,522 deferred stock units; for Mr. Lurie, 5,531 deferred stock units; for Mr. Salerno, 26,232 deferred stock units; for Mr. Shammo, 6,139 deferred stock units; for Mr. Sparks, 5,801 deferred stock units; and for Mr. Viswanathan, 11,521 deferred stock units.

(c)    Represents discretionary matching contributions available through The Avis Budget Group Charitable Foundation for all non-employee directors.

(d)    Mr. Choi and Mr. Pahwa have each elected not to receive compensation for Board service.

(e)    Mr. Mestre retired from the Board, effective May 21, 2019; as a result, he forfeited the portion of his 2019 equity award with a grant date value of $143,651.78.

(f)     In addition to the compensation reflected above, Mr. Salerno was also paid the following amounts in 2019, which were previously earned and accrued during his prior employment with the Company:

Avis Rent A Car System, LLC Pension Plan	$40,597
Avis Rent A Car System, LLC Retirement Equalization Benefit Plan	$59,075

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is comprised entirely of independent directors and administers the Company’s executive compensation policies and programs. Brian J. Choi and Jeffrey H. Fox were appointed to the Compensation Committee in January 2016 and Mary Choksi was appointed to the Compensation Committee in May 2018. None of these Directors were officers or employees of the Company or any of the Company’s subsidiaries or had any relationship requiring disclosure by the Company under Item 404 of the SEC’s Regulation S-K during 2019 or before.

Report of Audit Committee

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and opining on the effectiveness of the Company’s controls in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing their reports thereon.

In performing its oversight function, the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed under the rules adopted by the PCAOB and the SEC.

In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management, and the independent auditors provided to the Audit Committee the written disclosures and letter required from the independent auditors by applicable requirements of the PCAOB.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and the evaluations of the Company’s internal controls.

Based on the reviews and discussions referred to above and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in its Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC. The Audit Committee also has recommended the selection of the Company’s independent registered public accounting firm for fiscal year 2020.

THE AUDIT COMMITTEE

Lynn Krominga, Interim Chair
Glenn Lurie
F. Robert Salerno
Carl Sparks

Proposal No. 2

Ratification of Appointment of Auditors

The Audit Committee’s Charter provides that the Audit Committee is responsible for:

• appointing, compensating and overseeing the work performed by our independent auditors related to the audit of our annual consolidated financial statements and internal controls over financial reporting; and

• evaluating the qualifications, performance and independence of our independent auditors with the assistance of management.

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. Deloitte has served as our independent registered public accounting firm since 1997. Prior to appointing Deloitte for 2020, the Audit Committee considered Deloitte’s tenure, technical expertise, capabilities as independent auditors, industry knowledge and communication with the Audit Committee, and also considered the impact on the Company of changing independent auditors.

The lead engagement partner from Deloitte is required to be rotated every five years. The process for selecting a new lead engagement partner includes a meeting between the Chair of the Audit Committee and the candidate for this role, as well as discussion by the full Audit Committee and with senior management.

A representative of Deloitte is expected to be present at the Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions of shareholders.

Principal Accounting Firm Fees.  Fees billed to the Company by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) for the years ended December 31, 2019 and 2018 were as follows:

	Fee (in thousands)
Type of Fees	2019	2018
Audit Fees	$7,822	$8,203
Audit-Related Fees	$173	$393
Tax Fees	$3,033	$3,316
All Other Fees	$—	$—

Audit Fees.  The aggregate audit fees primarily relate to the audit of the Company’s annual consolidated financial statements for the fiscal years ended December 31, 2019 and 2018 and for the reviews of the consolidated condensed financial statements included in the Company’s Quarterly Reports on Form 10-Q and for other attest services, including services related to regulatory and statutory filings and financings.

Audit-Related Fees.  The aggregate audit-related fees for 2019 and 2018 primarily relate to services in connection with potential transactions or investments and audits of employee benefit plans.

Tax Fees.  The aggregate fees billed for tax services for the fiscal years ended December 31, 2019 and 2018 relate to tax compliance, tax advice and tax planning. For the fiscal year ended December 31, 2019, approximately $1.6 million of such fees related to tax compliance and approximately $1.4 million related to tax advice and tax planning. For the fiscal year ended December 31, 2018, approximately $1.6 million of such fees related to tax compliance and approximately $1.7 million related to tax advice and tax planning.

All Other Fees.  There were no other fees for the fiscal year ended December 31, 2019 or December 31, 2018.

The Audit Committee considered the non-audit services provided by the Deloitte Entities and determined that the provision of such services was compatible with maintaining the Deloitte Entities’ independence. The Audit Committee has also adopted a policy prohibiting the Company from hiring the Deloitte Entities’ personnel who have been directly involved in performing auditing procedures or providing accounting advice to the Company within a specified period of time in any role in which such person would be in a position to influence the contents of the Company’s consolidated financial statements.

The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm, as described below.

All services performed by the independent registered public accounting firm in 2019 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax and other services (collectively, the “Disclosure Categories”) that the independent registered public accounting firm may perform. Prior to the beginning of each fiscal year, a description of the services (the “Service List”) anticipated to be performed by the independent registered public accounting firm in each of the Disclosure Categories in the ensuing fiscal year is presented to the Audit Committee for approval.

Any requests for audit, audit-related, tax and other services not contemplated by the Service List must be submitted to the Audit Committee for specific pre-approval, except for de minimis amounts under certain circumstances as described below, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman will update the full Audit Committee no later than the next regularly scheduled meeting for any interim approvals granted.

On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date as compared to the original Service List and the forecast of remaining services for the fiscal year.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances.

Although not required by the Company’s By-laws or otherwise, the Board of Directors is submitting for shareholder ratification the selection of Deloitte as the Company’s independent registered public accounting firm. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE FISCAL
YEAR ENDING DECEMBER 31, 2020.

Proposal No. 3

Advisory Approval Of Executive Compensation

As required by Section 14A of the Exchange Act, the Company is asking its shareholders to approve an advisory resolution to approve the compensation of our named executive officers as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to the compensation rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers, as described in this Proxy Statement.

This vote is advisory and, therefore, will not be binding on the Company, the Compensation Committee or our Board of Directors, nor will it overrule any prior decision or require the Board or the Compensation Committee to take any action. However, the Compensation Committee and our Board of Directors value the opinions of our shareholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, the Compensation Committee and our Board of Directors will consider shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

Shareholder Proposals for 2021 Annual Meeting

Proposals received from shareholders are given careful consideration by the Company. Shareholder proposals submitted in accordance with Rule 14a-8 under the Exchange Act are eligible for consideration for inclusion in the Company’s proxy statement for the 2021 annual meeting of shareholders if they are received by the Company on or before November 26, 2020. Any proposal should be directed to the attention of the Corporate Secretary, Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, N.J. 07054. In order for a shareholder proposal submitted outside of Rule 14a-8 to be considered at the 2021 annual meeting of shareholders, such proposal must be received by the Company not later than the last date for submission of shareholder proposals under the By-laws). In order for a proposal (other than nominations of directors) to be timely under the By-laws, it must be received not less than sixty days (i.e., March 8, 2021) nor more than ninety days (i.e., February 6, 2021) before the anniversary date of the immediately preceding annual meeting of shareholders. In order for a director nomination to be timely under the By-laws, it must be received not less than ninety days (i.e., February 6, 2021) before the anniversary date of the immediately preceding annual meeting of shareholders. However, in the event that the annual meeting of shareholders is called for a date that is not within twenty-five days before or after the anniversary date of the immediately preceding annual meeting of shareholders, notice of a shareholder proposal in order to be timely must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting of shareholders was mailed or public disclosure of the date of the annual meeting of shareholders was made, whichever occurs first.

Additional Information

Additional Copies.  If you share an address with other shareholders of the Company, you may receive a single copy of the proxy materials (including a copy of the Proxy Statement and the 2019 Annual Report), unless your bank, broker or other intermediary that provides the notification receives contrary instructions from the affected shareholders. This practice, permitted under SEC rules and commonly referred to as “householding,” is designed to provide extra convenience for shareholders and potential cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, please notify your broker if your shares of Common Stock are held in a brokerage account or the Company if you hold registered shares of Common Stock. We will promptly deliver a separate copy of the proxy materials upon request. You can notify the Company by sending a written request to Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, N.J. 07054, Attention: Corporate Secretary or by calling (973) 496-4700 and selecting the “Investor Relations” option.

Solicitation of Proxies.  The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy materials, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of Common Stock. The Company has hired Innisfree M&A Incorporated to aid in the solicitation of proxies. It is estimated that the fee for Innisfree M&A Incorporated will receive a fee of up to $15,000 plus the reimbursement of reasonable out-of-pocket costs and expenses. Such fee will be paid by the Company.

By Order of the Board of Directors
JEAN M. SERA
Corporate Secretary
Dated: March 26, 2020

avis budget group VOTE

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DESIGNATION (IF ANY)
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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m., EST, on May 6, 2020

Online
Go to **www.envisionreports.com/CAR** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money!
Sign up for electronic delivery at www.envisionreports.com/CAR

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors unanimously recommends a vote "FOR" Items 1-3. This proxy will be voted as directed, or, if no direction is indicated, will be voted "FOR" Items 1-3.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Bernardo Hees	☐	☐	☐	02 - Brian J. Choi	☐	☐	☐	03 - Lynn Krominga	☐	☐	☐
04 - Glenn Lurie	☐	☐	☐	05 - Jagdeep Pahwa	☐	☐	☐	06 - Karthik Sarma	☐	☐	☐
07 - Carl Sparks	☐	☐	☐								

C 1234567890 JNT

1 U P X 4 5 8 9 2 6

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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AVIS BUDGET GROUP, INC.
THIS IS YOUR PROXY.
YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting of Stockholders, you can ensure your shares are represented at the Meeting by promptly completing, signing and returning your proxy card to Computershare by mail, or by voting via telephone (1-800-652-8683) or via the Internet at: www.envisionreports.com/CAR

Admission Ticket

AVIS BUDGET GROUP, INC.
2020 Annual Meeting of Stockholders

Thursday, May 7, 2020
9:00 a.m., Eastern Time

The Hilton Parsippany
1 Hilton Court
Parsippany, NJ 07054

Upon arrival at the building, please have photo identification ready to present at the security desk. Please present this admission ticket and your photo identification at the meeting registration desk when you leave the elevator.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement, Annual Report and other proxy materials are available at: www.envisionreports.com/CAR

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/CAR

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Avis Budget Group

Annual Meeting of Stockholders – May 7, 2020

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Joseph A. Ferraro, John F. North, III, and Jean M. Sera, and each of them, with the power to act without the other and with the power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Avis Budget Group, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held on May 7, 2020 or at any postponement or adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

(Items to be voted appear on reverse side)

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.